AGREEMENT OF PURCHASE AND SALE
among
THE ENTITIES LISTED ON SCHEDULE A-1 HERETO, AS SELLERS
and
ASSOCIATED ESTATES REALTY CORPORATION, AS BUYER

Dated as of September 10, 2013

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS                                    1
Section 1.1.    Defined Terms                                1
ARTICLE II SALE, CONSIDERATION AND CLOSING                    9
Section 2.1.    Sale of Assets                                9
Section 2.2.    Purchase Price; Earnest Money                    10
Section 2.3.    Earnest Money                            11
Section 2.4.    The Closing                                12
ARTICLE III REPRESENTATIONS, WARRANTIES AND COVENANTS        13
Section 3.1.    General Seller Representations and Warranties            13
Section 3.2.    Representations and Warranties of the Seller as to the Assets    15
Section 3.3.    Covenants of the Seller Prior to Closing                16
Section 3.4.    Survival.                                19
Section 3.5.    Representations and Warranties of the Buyer                20
Section 3.6.    Rule 3-14 Audit.                            21
ARTICLE IV CONDITIONS PRECEDENT TO CLOSING                    21
Section 4.1.    Conditions Precedent to Sellers' Obligations                21
Section 4.2.    Conditions Precedent to the Buyer's Obligations            22
ARTICLE V CLOSING DELIVERIES                            24

Section 5.1.	Buyer Deliveries 24

Section 5.2.	Seller Deliveries 25
ARTICLE VI DUE DILIGENCE, TITLE AND PERMITTED EXCEPTIONS        27

Section 6.1.	Due Diligence Period. 27

Section 6.2.	Title and Survey Review. 28

Section 6.3.	Permitted Exceptions 29

Section 6.4.	Use of Purchase Price to Discharge Title Exceptions 29

Section 6.5.	Inability to Convey 29

Section 6.6.	Cooperation 29
ARTICLE VII TRANSACTION COSTS; RISK OF LOSS                    30

Section 7.1.	Transaction Costs 30

Section 7.2.	Risk of Loss 30

i

Page

ARTICLE VIII ADJUSTMENTS	31

Section 8.1.	Taxes 31

Section 8.2.	Rents and Security Deposits 33

Section 8.3.	Water Rates, etc 33

Section 8.4.	Utilities 33

Section 8.5.	Contracts 34

Section 8.6.	Miscellaneous Revenues 34

Section 8.7.	Rent-Ready Credit 34

Section 8.8.	Other 34

Section 8.9.	General 34

Section 8.10.	Re-Adjustment 34

ARTICLE IX INDEMNIFICATION	35

Section 9.1.	Indemnification by the Seller 35

Section 9.2.	Indemnification by the Buyer 35

Section 9.3.	Survival 35

Section 9.4.	Indemnification as Sole Remedy 35

Section 9.5.	Limitations on Indemnification. 35

ARTICLE X TAX CERTIORARI PROCEEDINGS	36

Section 10.1.	Prosecution and Settlement of Proceedings 36

Section 10.2.	Application of Refunds or Savings 36

Section 10.3.	Survival 37

ARTICLE XI DEFAULT	37

Section 11.1.	Buyer Default 37

Section 11.2.	Seller Default 37

ARTICLE XII MISCELLANEOUS	38

Section 12.1.	Brokers 38

Section 12.2.	Confidentiality; Press Release; IRS Reporting Requirements 38

Section 12.3.	Escrow Provisions 39

Section 12.4.	Successors and Assigns; No Third-Party Beneficiaries 40

Section 12.5.	Assignment 40

Section 12.6.	Further Assurances 41

Section 12.7.	Notices 41

Section 12.8.	Entire Agreement 42

Section 12.9.	Amendments 43

Section 12.10.	No Waiver 43

Section 12.11.	Governing Law 43

Section 12.12.	Submission to Jurisdiction 43

Section 12.13.	Severability 43

Section 12.14.	Section Headings 43

Page

Section 12.15.	Counterparts 43

Section 12.16.	Construction 44

Section 12.17.	Recordation 44

Section 12.18.	Time of the Essence 44

Exhibits
Exhibit A        -    Form of Assignment of Leases
Exhibit B        -    Form of Assignment of Contracts
Exhibit C        -    Omnibus Assignment
Exhibit D        -    Buyer's Closing Certificate
Exhibit E-1        -    Form of Deed - North Carolina
Exhibit E-2        -    Form of Deed -Georgia
Exhibit E-3        -    Form of Deed - Florida
Exhibit F        -    Form of Bill of Sale
Exhibit G        -    Form of Assignment of Asset-Related Property
Exhibit H        -    Form of Title Affidavit
Exhibit I        -    Seller's Closing Certificate
Exhibit J        -    Form of FIRPTA Certificate
Exhibit K        -    Form of Tenant Direction Letter
Exhibit L         -    Due Diligence Items
Exhibits M-1 - M-5    -    List of Approved Plans and Specifications
Exhibit N        -    Punch List Holdback Agreement
Exhibit O-1        -    Form of Lease - North Carolina
Exhibit O-2        -    Form of Lease - Georgia
Exhibit O-3        -    Form of Lease - Florida
Exhibit P-1        -    Varela Leasing and Management Agreement
Exhibit P-2        -    1160 Hammond Leasing and Management Agreement
Exhibit P-3        -    Alpha Mill Leasing and Management Agreement
Exhibit Q        -    Approved Finish Schedule
Exhibit R        -    Form of GC Warranty

Schedules
Schedule A-1        -    Sellers, Properties and Allocations
Schedule A-2        -    Legal Description of 1160 Hammond Property
Schedule A-3        -    Legal Description of Alpha Mill Phase 1 Property
Schedule A-4        -    Legal Description of Alpha Mill Phase 2 Property
Schedule A-5        -    Legal Description of Blakeney Property
Schedule A-6        -    Legal Description of Lofts at Weston Property
Schedule A-7        -    Legal Description of St. Mary's Square Property
Schedule A-8        -    Legal Description of Varela Property
Schedule B        -    Existing Title Policies and Surveys
Schedule 2.1(b)(ii)    -    Personal Property
Schedule 3.1(c)    -    Consents
Schedule 3.2(a)    -    Contracts
Schedule 3.2(b)    -    Rent Roll
Schedule 3.2(d)    -    Litigation
Schedule 3.2(f)    -    Blakeney Loan Documents
Schedule 8.10        -    Construction Deposits

AGREEMENT OF PURCHASE AND SALE
AGREEMENT OF PURCHASE AND SALE (this “Agreement”), made as of the September 10, 2013, by and between each of the entities listed in the column entitled “Seller” on Schedule A-1 attached hereto and made a part hereof (individually, a “Seller” and collectively, the “Sellers”) and Associated Estates Realty Corporation, an Ohio corporation (the “Buyer”).
Background
A. The Sellers are the owners of the land, as more particularly described on Schedules A-2 through A-8 attached hereto, together with the buildings and other improvements constituting the properties listed in the column entitled “Properties” opposite each respective Seller's name on Schedule A-1 attached hereto and made a part hereof (collectively, the “Properties”, and each individually a “Property”).
B. The Properties, together with the Asset-Related Property (as defined below), shall be referred to herein, collectively, as the “Assets”.
C. The Sellers desires to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the Assets on the terms and conditions hereinafter set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.    Defined Terms. The capitalized terms used herein will have the following meanings.
“1160 Hammond Property” shall mean that certain land, as more particularly described on Schedule A-2 attached hereto, together with the buildings and other Improvements thereon.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
“Allocated Break-Up Fee” means a break-up fee allocated to each Property as set forth in the column entitled “Allocated Break-Up Fee” on Schedule A-1 hereto.

“Allocated Earnest Money” means the portion of the Earnest Money allocated to each Property as set forth in the column entitled “Allocated Earnest Money” on Schedule A-1 hereto, in each case together with all interest accrued thereon; provided that the Allocated Earnest Money for Alpha Mill Phase 1 Property and Alpha Mill Phase 2 Property shall be increased in the aggregate by the Alpha Mill Additional Earnest Money Deposit, if and when made by Buyer.
“Allocated Purchase Price” means the portion of the Purchase Price allocated to each Property as set forth in the column entitled “Allocated Purchase Price” on Schedule A-1 hereto.
“Alpha Mill Additional Earnest Money Deposit” shall mean Nine Hundred Twenty One Thousand Two Hundred Fifty Dollars ($921,250), of which amount Six Hundred Eighteen Thousand Seven Hundred Fifty Dollars ($618,750) will be allocated to the Alpha Mill Phase I Property, and Three Hundred Two Thousand Five Hundred Dollars ($302,500) will be allocated to the Alpha Mill Phase II Property.
“Alpha Mill Phase 1 Property” shall mean that certain land, as more particularly described on Schedule A-3 attached hereto, together with the buildings and other improvements thereon.
“Alpha Mill Phase 2 Property” shall mean that certain land, as more particularly described on Schedule A-4 attached hereto, together with the buildings and other Improvements thereon.
“Agreement” shall mean this Agreement of Purchase and Sale and all amendments hereto, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified, from time to time.
“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in Section 3.1(f)(i).
“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.
“Approved Finish Schedule” shall mean, with respect to each of the Varela Property, the 1160 Hammond Property, and the Alpha Mill Phase 2 Property, the schedule of finishes for such Property, as attached hereto as Exhibit Q (which shall be agreed upon by Buyer and the applicable Seller based on the finish and quality of the Lofts at Weston Property and the St. Mary's Property as a guiding point, and attached to this Agreement, during the Due Diligence Period).
“Approved Plans and Specifications” shall mean, for each Construction Project, the applicable plans and specifications therefore, as described on the list attached to this

Agreement as Exhibits M-1 - M-5, together with any change orders, modifications, amendments or additions thereto permitted under this Agreement.
“Asset-Related Property” shall have the meaning assigned thereto in subsection 2.1(b).
“Assets” shall have the meaning assigned thereto in “Background” paragraph B.
“Assumed Contracts” shall mean all Contracts not terminated by Buyer pursuant to Section 3.3(d).
“Assignment of Asset-Related Property” shall have the meaning assigned thereto in subparagraph 5.2(v).
“Assignment of Contracts” shall have the meaning assigned thereto in subparagraph 5.1(ii).
“Assignment of Leases” shall have the meaning assigned thereto in subparagraph 5.1(i).
“Assignment of Permits and Warranties” shall have the meaning assigned thereto in Section 5.1.
“Basket Limitation” shall mean, for each Property, an amount equal to $50,000.
“Bill of Sale” shall have the meaning assigned thereto in subparagraph 5.2(iii).
“Blakeney Loan” shall mean that certain loan from Teachers Insurance and Annuity Association of America (“TIAA”) to NR Blakeney Property Owner LLC in the original principal amount of $28,000,000, as evidenced by that certain Promissory Note dated December 29, 2011 and secured by the existing Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, with Teachers Insurance and Annuity Association of America as lender, dated December 29, 2011, which encumbers the Blakeney Property.
“Blakeney Loan Documents” shall mean the documents evidencing or securing the Blakeney Loan, as listed on Schedule 3.2(f) attached hereto.
“Blakeney Property” shall mean that certain land, as more particularly described on Schedule A-5 attached hereto, together with the buildings and other Improvements thereon.
“Breakup Fee” shall have the meaning assigned thereto in Section 4.2.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.
“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement and shall also mean any designee or assignee permitted pursuant to Section 12.5.

“Buyer Consultant” shall mean ECS Limited, a construction consultant chosen by Buyer, who has previous experience with construction similar to the construction planned for the Properties.
“Buyer's Property Manager” shall have the meaning assigned thereto in Section 3.3(f).
“Buyer-Related Entities” shall have the meaning assigned thereto in Section 9.1.
“Buyer's Transaction Costs” shall mean all actual out-of-pocket third party costs and expenses incurred by Buyer in connection with its due diligence related to the acquisition of the Properties (including, without limitation, for air travel, meals and hotel accommodations incurred by Buyer's employees and advisors in pursuit of the transactions contemplated by this Agreement), but not to exceed, at any time, Buyer's Transaction Cost Limit.
“Buyer's Transaction Cost Limit” shall mean, at any time, the difference between (x) $525,000, and (y) the product of $75,000 and the number of Properties for which a Closing has occurred as of such time.
“Buyer Waived Breach” shall have the meaning assigned thereto in subsection 9.4(b)
“Cap Limitation” shall mean, for each Property, an amount equal to $1,000,000.
“Closing Documents” shall mean any, certificate, instrument or other document delivered pursuant to this Agreement.
“Closing” shall have the meaning assigned thereto in subsection 2.4(a).
“Closing Date” shall have the meaning assigned thereto in subsection 2.4(a).
“Closing Statement” shall have the meaning assigned thereto in subparagraph 5.1(iv).
“Commitment” shall mean the title commitment with respect to the Properties issued to Buyer by the Title Company for the issuance of the Title Policy.
“Completion Conditions” shall mean that, (i) for each Construction Project, the Construction Project has achieved Final Completion, and (ii) for each of the 1160 Hammond Property, the Varela Property, and the Alpha Mill Phase 2 Property, additionally that such Construction Projects have been completed with substantially the same (or better) quality as the quality of Lofts at Weston or St. Mary's Square. Any dispute as to whether such Construction Projects have been completed with substantially the same (or better) quality as the quality of Lofts at Weston or St. Mary's Square shall be resolved by arbitration pursuant to Section 12.20 below.
“Contracts” shall mean, collectively, all agreements or contracts of Seller relating to the ownership, operation, maintenance and management of the Properties and the buildings and other improvements located thereon, or any portion thereof, including, without limitation, any leases of equipment or other personal property.
“Construction Defect” shall mean, with respect to any Construction Project, any particular aspect of the Improvements thereof that does not comply in all material respects with the applicable Approved Plans and Specifications, applicable Approved Finish Schedule (in the case of the Varela Property, the 1160 Hammond Property, and the Alpha Mill Phase 2 Property only) or any applicable Requirements.
“Construction Details” shall have the meaning assigned thereto in Section 3.3(h).
“Construction Deposits” shall have the meaning assigned thereto in subsection 8.10.
“Construction Projects” shall mean, collectively, (i) Alpha Mill Phase 2 Property, (ii) Lofts at Weston Property, (iii) St. Mary's Square Property, (iv) 1160 Hammond Property and (v) Varela Property; each a “Construction Project”.
“Deed” shall have the meaning assigned thereto in subparagraph 5.2(i).
“Due Diligence Period” shall have the meaning assigned thereto in Section 6.1(d).
“Earnest Money” shall have the meaning assigned thereto in Section 2.3.
“Effective Date” shall mean the date of this Agreement.
“Environmental Laws” means any Applicable Laws which regulate or control (i) Hazardous Substances, pollution, contamination, noise, radiation, water, soil, sediment, air or other environmental media, or (ii) an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Substances or other materials, substances or waste into water, soil, sediment, air or any other environmental media, including, without limitation, (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), (B) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), (C) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (D) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (E) the Clean Water Act, 33 U.S.C. § 1251 et seq., (F) the Clean Air Act, 42 U.S.C. § 7401 et seq., (G) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and (H) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.
“Environmental Site Assessment” means collectively, (i) performance of a Phase I Environmental Site Assessment (ESA) in accordance with ASTM International's Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process (E 1527-05) and (ii) performance of non-invasive mold and radon testing.
“Escrow Account” shall have the meaning assigned thereto in subsection 12.3(a).
“Escrow Agent” shall have the meaning assigned thereto in Section 2.3.

Executive Order” shall have the meaning assigned thereto in subsection 3.1(f)(i).
“Existing Title Policy” shall mean each of the Owner's Policies of the Title Company in favor of the applicable Seller, as listed on Schedule B attached hereto.
“Final Completion” shall mean, with respect to any Construction Project:
(i)    completion of construction of all Improvements in substantial accordance with the Approved Plans, Approved Finish Schedule (in the case of the Varela Property, the 1160 Hammond Property, and the Alpha Mill Phase 2 Property only) and all Requirements, subject to the completion of any Punch List Items;
(ii)    completion of construction of any and all other improvements contemplated by the applicable Requirements (including, by way of example and not by way of limitation, any off site improvements required by Seller proffers or planning commission approvals);
(iii)    payment of any impact or similar fees imposed by Governmental Authorities or any Requirements in connection with the Construction Project;
(iv)    installation of all required Personal Property, exclusive of any Punch List Items;
(v)    issuance of a certificate of occupancy, or all certificates of occupancy if more than one, for the entirety of the Improvements, and issuance of all other permits and receipt of all approvals necessary for the use and occupancy of the Improvements;
(vi)    removal of all construction equipment, materials and debris from the Land;
(vii)    copies of all final and unconditional lien waivers and releases shall have been provided to Buyer; or, in the event that that Seller is unable to obtain any such final and unconditional lien waivers from a contractor or supplier by the applicable Closing, the Title Company shall insure the Buyer against the filing of any liens by such contractor or supplier after such Closing solely to the extent such lien relates to events occurring or work performed prior to such Closing;
(viii)    Seller's provision of its sworn affidavit containing a list of all contractors and vendors engaged by Seller and General Contractor in connection with the construction of such Construction Projects, cumulative amount paid to each such party to date in respect of the Improvements, amounts owed to each such party (inclusive of retention which will be separately quantified and shall have been released to the subcontractor except to the extent authorized by contract and detailed in Seller's sworn affidavit), and amounts claimed to be owing by each such party, if different;
(ix)    the set of Approved Plans and Specifications marked by Seller's contractor showing changes to the Approved Plans and Specifications; and
(x)    the following “close out documents”:

(A)     copy of “as-built” set of drawings;

(B)     copies of testing and inspection reports, to the extent actually received by Seller (without implying any obligation of Seller to obtain any specific testing or inspection reports);

(C)     copies of permits;

(D)     copies of certificates of occupancy;

(E)     copies of shop drawings and submittals;

(F)    operating manuals;

(G)    training manuals and records;

(H)    Green Globes or other “green” building submissions;

(I)    manufacturers data sheets;

(J)    photo documentation of the applicable Construction Project to the extent already in Seller's possession (without implying any obligation of Seller to obtain any specific photo documentation);

(K)    Subcontractor List and Contact Information; and

(L)    Warranty Book.

“First Final Closing” shall mean the first in time to occur of either (i) the Closing of the purchase and sale of the 1160 Hammond Property or (ii) the Closing of the purchase and sale of the Varela Property.
“GC Warranty” shall mean, with respect to any portion of a Construction Project covered by a temporary certificate of occupancy issued to the applicable Seller (a “TCO Portion”), a one year warranty in the form attached hereto as Exhibit R from the applicable General Contractor of such Construction Project, which starts from the date the applicable Seller of such Construction Project receives such temporary certificate of occupancy with respect to such TCO Portion, and which covers defective work only, to the exclusion of (i) aesthetic items, and (ii) materials. For the avoidance of doubt, the parties acknowledge that the commencement and expiration of the GC Warranty will vary for each TCO Portion of a Construction Project based on the date the temporary certificate of occupancy for such TCO Portion was obtained. The GC Warranty shall also include the applicable General Contractor's assignment to Buyer of any factory or manufacturer warranties on equipment and materials supplied to such General Contractor from any manufacturer. At the applicable General Contractor's option, such General Contractor may obtain a service agreement from a local service agency covering, during the warranty period set forth in this section, all equipment, workmanship and materials installed by such General Contractor. The cost of this service agreement shall be borne by the applicable General Contractor but will not operate to relieve the General Contractor from its obligations and liabilities under the GC Warranty.
“General Contractor” shall mean (i) NWR Construction, LLC for each Construction Project other than the Lofts at Weston Property, and (ii) CAP Construction, LLC for the Lofts at Weston Property.
“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.
“Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
“Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether solid, semisolid, liquid or gaseous, including, without limitation, asbestos, polychlorinated biphenyls, petroleum or petroleum by-products, radioactive materials, radon gas and any other material or substance which is defined as or included in the definition of a “hazardous substance”, “hazardous waste”, “toxic waste”, “hazardous material”, “toxic pollutant”, “contaminant”, “pollutant” or “toxic substance” or words of similar import, under any Environmental Law or that could result in the imposition of liability under any Environmental Laws.
“Improvements” shall mean, with respect to any Property, buildings, fixtures, equipment and other improvements existing on such Property or, with respect to any Construction Project, the buildings, fixtures, equipment and other improvements to be constructed on such Construction Project in accordance with the applicable Approved Plans and Specifications and all other applicable provisions of this Agreement.
“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in subsection 12.2(c).
“Leases” shall mean all leases, licenses and other occupancy agreements for all or any portion of a Property and all amendments, modifications, extensions and other written agreements pertaining thereto.
“Lofts at Weston Property” shall mean that certain land, as more particularly described on Schedule A-6 attached hereto, together with the buildings and other Improvements thereon.
“Losses” shall have the meaning assigned thereto in Section 9.1.
“Omnibus Assignment” shall have the meaning assigned thereto in subparagraph 5.1(iii).
“Permitted Exceptions” shall mean, with respect to any particular Property, (i) liens for current real estate taxes which are not yet due and payable, (ii) rights of Tenants, as tenants only, and (iii) the following items unless and to the extent the same are objected to by Buyer pursuant to Section 6.2 hereof: (a) all matters shown on the Existing Title Policy, (b) all matters shown on the Commitment, and (c) all matters shown on the Survey.
“Personal Property” shall have the meaning assigned thereto in subparagraph 2.1(b)(ii).
“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.
“Property” shall have the meaning assigned thereto in “Background” paragraph A.
“Punch List Holdback” shall have the meaning assigned thereto in Section 3.3(j) below.
“Punch List Holdback Agreement” shall have the meaning assigned thereto in Section 3.3(j) below.
“Punch List Items” shall mean, with respect to any Construction Project, any portion of the Improvements being constructed thereon, which as of the date of the Closing for such Construction Project, are not yet completed in accordance with the Approved Plans and Specifications, which (i) are of a minor, cosmetic nature, and not reasonably anticipated to cost in excess of $20,000 in the aggregate to complete for such Construction Project), and (ii) do not prevent the lawful occupancy and use of the Improvements for their intended purpose.
“Purchase Price” shall have the meaning assigned thereto in subsection 2.2(a).
“Refusal Notice” shall have the meaning assigned thereto in subsection 3.2(h).

“Rents” shall have the meaning assigned thereto in Section 8.2.
“Rent Roll” shall mean that certain rent roll dated as of September 6, 2013 attached hereto as Schedule 3.2(b).
“Requirements” shall have the meaning assigned thereto in subsection 3.3(g).
“Reporting Person” shall have the meaning assigned thereto in subsection 12.2(c).
“Second Final Closing” shall mean either (i) the last in time to occur of (a) the Closing of the purchase and sale of the 1160 Hammond Property or (b) the Closing of the purchase and sale of the Varela Property, or (ii) the simultaneous Closing of both the 1160 Hammond Property and the Varela Property.
“Second Final Closing Earnest Money” shall mean the Allocated Earnest Money applicable to both the 1160 Hammond Property and the Varela Property.
“Seller-Related Entities” shall have the meaning assigned thereto in Section 9.2.
“Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.
“Seller Consultant” shall mean, Criterium Engineers, a construction consultant chosen by Seller, who has previous experience with construction similar to the construction planned for the Properties.
“Seller's Knowledge” shall mean, for each Seller, the actual knowledge of one or more of David Ravin, Ross Cowan, and Marshall Nevins, without any duty of inquiry.
“St. Mary's Square Property” shall mean that certain land, as more particularly described on Schedule A-7 attached hereto, together with the buildings and other Improvements thereon.
“Survey” shall mean, for each Property, that certain ALTA/ACSM Land Title Survey described on Schedule B.
“Tenants” shall mean the tenants under the Leases.
“Title Affidavit” shall have the meaning assigned thereto in subparagraph 5.2(viii).
“Title Company” shall mean Chicago Title Insurance Company, 200 South Tryon Street, Suite 800, Charlotte, NC, Attention: Scott Mansfield.
“Title Policy” shall mean, with respect to each Property, an owner's policy of title insurance with respect to the Property in the standard form used in the state in which the Property is located, insuring as of the Closing Date, in an amount equal to the Allocated Purchase Price of such Property, that the Buyer owns fee simple title to such Property free and clear of all liens and encumbrances other than the Permitted Exceptions, and with such endorsements as may be required by the Buyer, including, without limitation, an ALTA form of zoning endorsement, without standard exceptions for parties in possession (other than the Tenants), mechanics' liens, and matters of survey, to the extent available or permitted in the state in which such Property is located.
“Varela Property” shall mean that certain land, as more particularly described on Schedule A-8 attached hereto, together with the buildings and other Improvements thereon.
“Warranty Book” shall mean Seller's standard warranty requirements substantially in the form and substance of the warranty book provided by Seller to Buyer during the Due Diligence Period.
ARTICLE II
SALE, CONSIDERATION AND CLOSING
Section 2.1.    Sale of Assets.
(a)    On each Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, the Seller shall sell and convey to the Buyer, and the Buyer shall purchase from the Seller, fee simple title in and to the Property and all of the Assets pertaining to the Property being transferred as of such Closing Date.
(b)    The transfer of each Property to the Buyer shall include the transfer of all Asset-Related Property with respect to such Property. For purposes of this Agreement, “Asset-Related Property” for each Property shall mean the following:
(i)    all of the Seller's right, title and interest in and to all (x) easements, covenants and other rights appurtenant to the Property, (y) all parking areas for the Property, and (z) all common areas related to the Property; and all right, title and interest of the Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Property and to the center line thereof;
(ii)    all personal property for the Property (x) listed on the attached Schedule 2.1(b)(ii), or (y) otherwise which is now, or may hereafter prior to the Closing Date shall be, owned by Seller, or an Affiliate of Seller, and used exclusively in the ownership and/or operation of the Property or placed in or attached to the Property including, without limitation, all appliances, fixtures, window treatments, carpeting, furnishings, equipment and supplies (collectively, the “Personal Property”);
(iii)    to the extent they may be transferred under Applicable Law without third-party consent (unless such consent is obtained prior to Closing), all of Seller's right, title and interest in all licenses, permits, consents, certificates, approvals, orders, entitlements and authorizations presently issued in connection with the operation of all or any part of the Property as it is presently being operated, together with Seller's records in connection with the foregoing;

(iv)    to the extent assignable, all warranties and guaranties, held by the Seller by any manufacturer or contractor (other than the General Contractor except as set forth in this clause (iv)) in connection with construction or installation of equipment or any component of the improvements included as part of the Property; provided that Buyer will, at a minimum, receive valid and enforceable rights under warranties commensurate with the warranties detailed in the Warranty Book; and provided further, that the General Contractor's warranty with respect to a Construction Project shall be limited to the GC Warranty as provided in this Agreement;
(v)    to the extent assignable, all of Seller's right, title and interest to all other intangibles associated exclusively with the Property, including, without limitation, declarant rights, goodwill, all logos, designs, trade names, building names, trademarks related exclusively to the Property and other general intangibles relating exclusively to the Property, all telephone exchange numbers specifically dedicated and identified with the Property, any URL designations and domain names containing the name of the Property or used exclusively in connection with the operation of the Property and, to the extent in Seller's possession or control, all photographs of the Property and related areas used in connection with the marketing of the Property (including all negatives thereof and all electronic files containing any such photographs);
(vi)    with respect to each Construction Project, all of Seller's right, title and interest in and to the Approved Plans and Specifications for such Construction Project;
(vii)    all Leases and Assumed Contracts, if any, (with respect to the Assumed Contracts, to the extent freely assignable) and all security and escrow deposits, key deposits and any other deposits held by the Seller in connection with any such Lease or Assumed Contract;
(viii)    all books and records, tenant files, tenant lists and tenant marketing information relating to the Property; and
(ix) all blueprints, plans, specifications, construction drawings, as-built drawings, site plans, architectural renderings and surveys relating to the Property to the extent in Seller's possession or control (collectively, “Property Plans”).
Section 2.2.    Purchase Price; Earnest Money.
(a)    The aggregate purchase price (the “Purchase Price”) of the Assets is Three Hundred Twenty-Four Million Three Hundred Twenty-Five Thousand Dollars ($324,325,000), and shall be allocated among the Properties as set forth on Schedule A-1 attached hereto. The Purchase Price shall be adjusted to reflect net prorations and other adjustments provided for in this Agreement.

(b)    At each Closing, except the First Final Closing and Second Final Closing:
(i)    the Buyer shall deposit an amount equal to the aggregate Allocated Purchase Prices of each Property being transferred at such Closing, less the amount of the Allocated Earnest Money of such Properties held by the Escrow Agent in cash and, with respect to the Blakeney Property only, less the unpaid principal amount of the Blakeney Loan outstanding on the date of Closing of the Blakeney Property, into escrow with the Escrow Agent in immediately available funds by wire transfer to such account or accounts that the Escrow Agent shall designate to the Buyer; and
(ii)    the Escrow Agent shall (x) deliver both (i) such aggregate Allocated Purchase Prices, and (ii) the Allocated Earnest Money applicable to such Properties held by Escrow Agent in cash, to the Seller to such account or accounts the Seller shall designate to the Escrow Agent, and (y) return to Buyer any Earnest Money letters of credit held by Escrow Agent with respect to each Property being transferred at such Closing.
(c)    At the First Final Closing:
(i)    the Buyer shall deposit the Allocated Purchase Price of the Property being transferred at such First Final Closing into escrow with the Escrow Agent in immediately available funds by wire transfer to such account or accounts that the Escrow Agent shall designate to the Buyer; and
(ii)    the Escrow Agent shall deliver such Allocated Purchase Price to the Seller to such account or accounts the Seller shall designate to the Escrow Agent.

(d)    At the Second Final Closing:
(i)     the Buyer shall deposit the aggregate Allocated Purchase Price(s) of the Property(ies) being transferred at such Second Final Closing, less the amount of any Second Final Closing Earnest Money held by the Escrow Agent in cash into escrow with the Escrow Agent in immediately available funds by wire transfer to such account or accounts that the Escrow Agent shall designate to the Buyer; and
(ii)    the Escrow Agent shall (x) deliver both (i) such aggregate Allocated Purchase Prices, and (ii) the entire Second Final Closing Earnest Money held by Escrow Agent in cash, to the Seller to such account or accounts the Seller shall designate to the Escrow Agent, and (y) return to Buyer any Second Final Closing Earnest Money letters of credit held by Escrow Agent with respect to each Property being transferred at such Second Final Closing.
(e)    No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.

Section 2.3.    Earnest Money. Within two (2) Business Days after the execution of this Agreement by Buyer and Seller, the Buyer shall deposit with the Title Company, as escrow agent (in such capacity, “Escrow Agent”), an amount equal to Two Million Three Hundred Fifty Thousand Dollars ($2,350,000) (the “First Earnest Money Deposit”). Provided that this Agreement has not previously been terminated, then, within one (1) Business Day after the expiration of the Due Diligence Period, Buyer shall deposit with the Escrow Agent an additional Eleven Million Seven Hundred Thousand Dollars ($11,700,000) (the “Second Earnest Money Deposit”). The term “Earnest Money” shall mean the First Earnest Money Deposit, the Second Earnest Money Deposit (if applicable), and the Alpha Mill Additional Earnest Money Deposit (if applicable) together with all interest accrued thereon. The Earnest Money shall be allocated among the Properties as set forth on Schedule A-1 attached hereto. The First Earnest Money Deposit shall be in the form of immediately available funds by wire transfer to such account as Escrow Agent shall designate to the Buyer. The Second Earnest Money Deposit (if applicable) and the Alpha Mill Additional Earnest Money Deposit (if applicable) shall be, at Buyer's option, in the form of either (i) immediately available funds by wire transfer or (ii) an irrevocable, unconditional, clean standby letter of credit in a form acceptable to Seller and from a national banking association reasonably approved by Seller, naming the Escrow Agent as beneficiary, having a term of not less than six (6) months, in each case to such account as Escrow Agent shall designate to the Buyer. Upon delivery of such Earnest Money by the Buyer to Escrow Agent, such Earnest Money, if in the form of cash, will be deposited by Escrow Agent in an interest-bearing account reasonably acceptable to the Buyer and the Seller and shall be held in escrow in accordance with the provisions of Section 12.3. All interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the Earnest Money is paid, except that if the Closing occurs, the Buyer shall receive a credit for such interest against the Purchase Price. Upon delivery of the Earnest Money to the Escrow Agent, the Earnest Money shall be deemed non-refundable to the Buyer except as otherwise expressly provided in this Agreement. The Earnest Money shall be allocated among the Properties as set forth on Schedule A-1 attached hereto. If any portion of the Earnest Money is delivered in the form of a letter of credit, Escrow Agent shall draw on such letter of credit, (i) at any time that Seller is entitled to receive the Earnest Money pursuant to the terms of this Agreement, or (ii) on the tenth (10th) Business Day preceding the date of expiration of any such letter of credit, provided that prior to the occurrence of such date the letter of credit has not been renewed by Buyer and Buyer has not deposited cash Earnest Money in the face amount of the letter of credit (or the Second Earnest Money Deposit attributable to the Properties not yet sold, if less). If Escrow Agent, pursuant to clause (ii), in the immediately preceding sentence, draws on any letter of credit delivered as Earnest Money pursuant to the terms of this Agreement, Escrow Agent will hold and disburse such funds as the Earnest Money subject to the terms of this Agreement and any escrow instructions delivered pursuant hereto.
Section 2.4.    The Closing. (a) Each closing of the sale and purchase of the Assets (each, a “Closing”) shall take place in accordance with the schedule below (as such closing dates may be extended pursuant to this Agreement, each a “Closing Date”).
(i)    The Closing Date for the Blakeney Property shall be the later to occur of (A) fifteen (15) days after the expiration of the Due Diligence Period,

and (B) ten (10) days after Buyer's receipt of any and all approvals required for Buyer to assume the Blakeney Loan but in no event later than March 31, 2014.
(ii)    The Closing Date for the Alpha Mill Phase 1 Property and the Alpha Mill Phase 2 Property shall be the later to occur of (A) fifteen (15) days after the expiration of the Due Diligence Period, and (B) ten (10) days after it has been determined in accordance with Section 3.3(i) that Final Completion of the Alpha Mill Phase 2 Property has been achieved, but in no event earlier than December 1, 2013 or later than June 30, 2014.
(iii)    The Closing Date for the Lofts at Weston Property shall be the later to occur of (A) fifteen (15) days after the expiration of the Due Diligence Period, and (B) ten (10) days after it has been determined in accordance with Section 3.3(i) that Final Completion of the Lofts at Weston Property has been achieved, but in no event later than January 31, 2014.
(iv)    The Closing Date for the St. Mary's Square Property shall be the later to occur of (A) fifteen (15) days after the expiration of the Due Diligence Period, and (B) ten (10) days after it has been determined in accordance with Section 3.3(i) that Final Completion of the St. Mary's Square Property has been achieved, but in no event later than January 31, 2014.
(v)    The Closing Date for the 1160 Hammond Property shall be the later to occur of (A) fifteen (15) days after the expiration of the Due Diligence Period, and (B) ten (10) days after it has been determined in accordance with Section 3.3(i) that Final Completion of the 1160 Hammond Property has been achieved, but in no event earlier than July 1, 2014 or later than March 31, 2015.
(vi)    The Closing Date for the Varela Property shall be the later to occur of (A) fifteen (15) days after the expiration of the Due Diligence Period, and (B) ten (10) days after it has been determined in accordance with Section 3.3(i) that Final Completion of the Varela Property has been achieved, but in no event earlier than October 1, 2014 or later than July 31, 2015.
Notwithstanding anything to the contrary contained in this Agreement, the outside closing date for each Construction Project, as set forth in this Section 2.4, shall be extended by one day for each day that a construction issue with respect to such Construction Project is the subject of an arbitration proceedings under Section 12.20 below. In addition, Seller may request and Buyer may grant, in its sole and absolute discretion, a ninety (90) day extension of any of the above listed latest Closing Dates.

(b)    Each Closing shall be conducted through escrow on the respective Closing Date at the offices of the Escrow Agent or at such other location agreed upon by the parties hereto.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 3.1.    General Seller Representations and Warranties. Each Seller hereby represents, warrants and covenants to the Buyer, solely for such Seller's Property, as of the date hereof and as of the applicable Closing Date for the sale of such Seller's Property, as follows:
(a)    Formation; Existence. Seller is a limited liability company, duly formed, validly existing and in good standing (if applicable) under the laws of the State of Delaware.
(b)    Power and Authority. Seller has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Seller is authorized to do business in, and is in good standing under, the states in which the Properties that it owns are located. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on the part of the Seller. This Agreement has been duly executed and delivered by Seller and constitutes Seller's legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and by general principles of equity (whether applied in a proceeding at law or in equity).
(c)    No Consents. Except as set forth on Schedule 3.1(c), no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, or any other Person is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.
(d)    No Conflicts. Seller's execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the sale of the Assets, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties or (iv) result in the creation or imposition of any lien or encumbrance on the Assets or any portion thereof.
(e)    Foreign Person. Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.
(f)    Anti-Terrorism.
(i)    None of Seller or, to Seller's Knowledge, its Affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No.

13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).
(ii)    None of Seller or, to Seller's Knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
(iii)    None of Seller or, to Seller's Knowledge, its Affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
(iv)    Seller understands and acknowledges that it or its Affiliates may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the Buyer, for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish such Seller's identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to Seller.
(v)    Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).
Section 3.2.    Representations and Warranties of the Seller as to the Assets. Each Seller hereby represents, warrants and covenants to the Buyer, solely for such Seller's Property, as of the date hereof and as of the applicable Closing Date for the sale of such Seller's Property, as follows:

(a)    Contracts. All Contracts affecting the Assets are set forth on Schedule 3.2(a) attached hereto and the same have not been amended, supplemented or otherwise modified, except as shown in such Schedule 3.2(a). To Seller's Knowledge, each Contract is in full force and effect and, to Seller's Knowledge, Seller has not given or received any written notice of any breach or default under any Contract which has not been cured. To Seller's Knowledge, the Contracts that have been delivered or made available to Buyer pursuant to this Agreement are either true and complete originals thereof or true and complete copies thereof. Prior to each Closing Date, Seller shall have the right to update Schedule 3.2(a) for new contracts entered into in accordance with the terms of this Agreement after the date hereof.
(b)    Leases. To Seller's Knowledge, the Rent Roll is true, complete and correct in all material respects as of the date of the applicable Rent Roll and, to Seller's Knowledge, except as set forth in the Rent Roll, no Tenant is in default as of the date of the applicable Rent Roll in any monetary or other material obligation under any of the Leases. No Tenant has been given free rent, any concession in the payment of rent or any abatement in the payment of rent, except as set forth in the Rent Roll. Seller has not received written notice of any default by Seller under any of the Leases. The Leases have not been assigned, pledged, hypothecated, mortgaged or otherwise transferred in whole or in part, except pursuant to mortgage financing that will be paid-off in full at Closing. The form of Lease signed by all of the Tenants is attached as Exhibits O-1, O-2, and O-3 hereto, and no Lease contains any material change to such form. To Seller's Knowledge, the Leases that have been delivered or made available to Buyer pursuant to this Agreement are true originals or copies thereof which in either case are complete in all material respects. There are no Leases except for those identified on the Rent Roll. Prior to each Closing Date, Seller shall have the right to update the Rent Roll for new Leases entered into in accordance with the terms of this Agreement.
(c)    Condemnation. There is no pending condemnation or similar proceedings affecting the Property and to the Seller's Knowledge, no action is threatened or contemplated against the Property.
(d)    Litigation. Except otherwise set forth on Schedule 3.2(d) hereof, there are no actions, suits or proceedings pending against Seller or the Assets in any court or before or by an arbitration tribunal or regulatory commission, department or agency. None of the matters set forth on Schedule 3.2(d), if any, if adversely determined, would materially adversely affect (i) Seller's ability to consummate the transactions contemplated by this Agreement, (ii) the ownership of the Assets, (iii) the operation of a Property, or (iv) impose any liability on Buyer.
(e)    Ownership of the Personal Property. Seller has good and valid title to its Personal Property, which in each case shall be free and clear of all liens as of the Closing Date, except with respect to the Blakeney Property, any liens thereon securing the Blakeney Loan, which liens shall remain on the Blakeney Property after the Closing of the purchase and sale of the Blakeney Property. Seller has not pledged, assigned, hypothecated or transferred any of its right, title or interest in any of the Personal Property, other than in connection with existing financing transactions secured by the Assets which will be extinguished at Closing.
(f)    Indebtedness. The Seller of the Blakeney Property is not in default under any provision of the Blakeney Loan Document, and to such Seller's Knowledge, no action or failure to act has occurred that with the passage of time or the giving of notice or both would constitute an event of default thereunder by such Seller. The definition of “Blakeney Loan Documents” set forth in Schedule 3.2(f) contains an accurate list of all documents governing and evidencing the Blakeney Loan. The applicable Seller has delivered (or shall deliver within the timeframe required under this Agreement) to Buyer a true, complete and correct copy of each of the Blakeney Loan Documents. The Blakeney Loan Documents are in full force and effect and have not been modified or amended in any way except as noted on Schedule 3.2(f).
(g)    Labor and Employee Matters. Seller does not now have and has not previously had any employees. All employees at the Property, if any, are employees of the applicable property manager and/or leasing agent for the Property. No Seller is a party to any union, collective bargaining or similar agreements affecting any the Property.
(h)    Compliance. Seller has not received from any Governmental Authority or insurance company any written notice asserting any material violation of Applicable Law.
(i)    Tax Appeals. There are no pending tax appeals filed by Seller in connection with the Property.
(j)    Environmental Matters. Seller has not received written notice from any Governmental Authority of a violation of any applicable Environmental Laws.

(k)    Purchase Option. Other than pursuant to this Agreement, Seller has not given any person an option to purchase the Property or any right of first refusal or right of first offer with respect to any purchase of the Property.

(l)    Seller's Knowledge. The persons named in the definition of “Seller's Knowledge” in Article I hereof are the principals, officers, employees or managers of Seller, Seller's principal, Seller's property manager or Seller's property manager's principal who are most likely to have knowledge of the matters stated in this Agreement that are qualified by the term “Seller's Knowledge.”
Section 3.3.    Covenants of the Seller and Buyer Prior to Closing
. From the date hereof until Closing, each Seller shall, with respect to its Property:
(a)    Operation. Operate and maintain the Property that it owns in a businesslike manner and in accordance with Seller's past practices.
(b)    New Contracts. Without Buyer's prior approval, which approval will not be unreasonably withheld, Seller will not execute any contract for, or on behalf of, or affecting any Property that it owns which cannot be terminated by Buyer upon 30 days' notice, without cause and without charge, cost, penalty or premium; provided, however, no such approval shall be necessary for Seller to execute contracts in the ordinary course of business related to the construction, servicing and operations of any Property, provided that with respect to contracts related to the servicing and operations of any Property, such contracts shall also be in a form substantially similar to corresponding contracts existing as of the date hereof with respect to the

Lofts at Weston Property or the St. Mary's Square Property and shall be terminable without penalty following an initial term of not more than one (1) year.
(c)    New Leases. Continue its present rental program and efforts at the Properties that it owns to rent vacant space in accordance with past practices; provided, that Seller may only enter into new leases at its Properties in its ordinary course of business provided such new leases (i) are on the standard lease form attached hereto as Exhibit O-1, Exhibit O-2 or Exhibit O-3, as applicable, with such modifications thereto as approved by the Buyer, such approval not to be unreasonably withheld, and (ii) are for a term of not more than 12 months. Notwithstanding the foregoing, Buyer acknowledges that for the standard lease forms remain subject to the consent of Seller's existing lenders. Seller shall use commercially reasonable efforts to obtain such consent prior to the expiration of the Due Diligence Period. If all such consents are not obtained prior to the expiration of the Due Diligence Period, Buyer may either agree to modify the standard form of lease in a manner acceptable to the applicable lenders (which modified lease will be substituted for Exhibit O-1, Exhibit O-2 or Exhibit O-3, as applicable), or terminate this Agreement in accordance with Section 6.1(d).
(d)    Existing Contracts. Seller will terminate at or before Closing those existing Contracts that Seller is contractually entitled to terminate without cost and that Buyer designates on or before the end of the Due Diligence Period pursuant to Section 6.1(c).
(e)    Sale of Property. Seller will not enter into any contract of sale for its Properties to any party other than Buyer.
(f)    Leasing and Management. If this Agreement remains in full force and effect after expiration of the Due Diligence Period, then (i) as of the date that is sixty (60) days before the date that Seller reasonably anticipates receiving a temporary Certificate of Occupancy with respect to the Varela Property, the applicable Seller of the Varela Property shall retain Buyer or Buyer's assignee (in such capacity, “Buyer's Property Manager”), to perform leasing and management responsibilities at the Varela Property in accordance with a leasing and management agreement in the form attached hereto as Exhibit P-1 (the “Varela Leasing and Management Agreement”), and as compensation, Buyer's Property Manager shall be entitled to the greater of 3% of gross revenues from the Varela Property or $11,000 per month, (ii) as of the date that is sixty (60) days before the date that Seller reasonably anticipates receiving a temporary Certificate of Occupancy with respect to the 1160 Hammond Property, the applicable Seller of the 1160 Hammond Property shall retain Buyer's Property Manager to perform leasing and management responsibilities at the 1160 Hammond Property in accordance with a leasing and management agreement in the form attached hereto as Exhibit P-2 (the “1160 Hammond Leasing and Management Agreement”), and as compensation, Buyer's Property Manager shall be entitled to the greater of 3% of gross revenues from the 1160 Hammond Property or $11,000 per month and (iii) as of January 1, 2014, Buyer shall deposit with the Escrow Agent the Alpha Mill Additional Earnest Money Deposit, and upon receipt thereof by the Escrow Agent, the applicable Sellers of the Alpha Mill Phase I Property and the Alpha Mill Phase 2 Property shall retain Buyer's Property Manager to perform leasing and management responsibilities at both the Alpha Mill Phase I Property and the Alpha Mill Phase 2 in accordance with a leasing and management agreement in the form attached hereto as Exhibit P-3 (the “Alpha Mill Leasing and Management Agreement”), and as compensation, Buyer's Property Manager shall be entitled to the greater of

3% of gross revenues from the Alpha Mill Phase I Property and Alpha Mill Phase 2 Property or $7,500 per month. Notwithstanding the foregoing, Seller's obligation under this Section 3.3(f) shall be conditioned upon Seller obtaining the consent of its applicable existing lenders to such change in its management and leasing and to the form of the applicable new leasing and management agreements. Seller shall use commercially reasonable efforts to obtain such consents prior to the expiration of the Due Diligence, failing which, provided that this Agreement remains in effect, Seller will continue such commercially reasonable efforts until the time when Buyer is otherwise expected to take over management in accordance with this Section 3.3(f); provided that such commercially reasonable efforts shall not require Seller to (i) make any material change to the terms of the applicable loans, (ii) make any payments to the applicable lenders, except customary fees imposed by such lenders for the consents required under the applicable loan documents and reimbursement of such lender's attorney fees incurred in connection with the review and preparation of such consents, or (iii) commence litigation against the applicable lenders. If any such lender consent is not obtained prior to the expiration of the Due Diligence Period, Buyer shall have the option to (x) terminate this Agreement in accordance with Section 6.1(d) or (y) agree to waive its right to manage the applicable property under this Section 3.3(f) if Seller is not otherwise able to obtain the required lender consent by the date Buyer is otherwise expected to take over management in accordancde with this Section 3.3(d). Prior to the term of each Leasing and Management Agreement, each applicable Seller for the Varela Property, the 1160 Hammond Property, the Alpha Mill Phase 1 Property and the Alpha Mill Phase 2 Property will perform marketing and lease up activities for their respective Properties in accordance with Leasing Guidelines to be agreed to and memorialized by Buyer and Seller during the Due Diligence Period. If this Agreement is terminated for any reason, the Varela Leasing and Management Agreement, 1160 Hammond Leasing and Management Agreement, and the Alpha Mill Leasing and Management Agreement shall immediately terminate and be of no further force and effect.
(g) Construction Covenants. With respect to each of the Construction Projects:
(i) the applicable Seller thereof will diligently pursue the construction of the Improvements thereof and installation of the required Tangible Personal Property therein and diligently pursue the completion thereof in a good and workmanlike manner and in substantial compliance with the Approved Plans and Specifications, Approved Finish Schedule (with respect to the Varela Property, the 1160 Hammond Property, and the Alpha Mill Phase 2 Property only) and all applicable laws, ordinances, rules, regulations of governmental and other appropriate authorities having jurisdiction over the Property, to the extent in force and effect as of the date of issuance of building permits (collectively, “Requirements”);

(ii) the applicable Seller thereof will submit to Buyer once during each month until the Closing for such Construction Project: (i) a detailed and itemized description of the completed work and any existing or proposed deviations from, or amendments or additions to, the Approved Plans and Specifications or Approved Finish Schedule (for the Varela Property, the 1160 Hammond Property, and the Alpha Mill Phase 2 Property only); (ii) copies of any complete draw package submitted to the construction lender for such Construction Project in connection with construction financing of any kind; (iii) complete copies of any change orders under any construction contract for such Construction Project; (iv) any FF&E proposal that is subject to Buyer's review and approval; and (v) an updated rent roll for such Construction Project with lease up summary; and

(iii) no Seller of a Construction Project shall modify the Approved Plans and Specifications for such Construction Project in any material respect without Buyer's prior written approval, which shall not be unreasonably withheld, conditioned or delayed; provided that Buyer's consent shall not be required for any changes to the applicable Approved Plans and Specifications required by any applicable Government Authority for the issuance of a final certificate of occupancy for such Construction Project.

(h)    Construction Process. Seller and Seller Consultant shall reasonably consult with Buyer and Buyer Consultant throughout the construction of each of the Construction Projects, in order to apprise Buyer Consultant and Buyer of the progress of the construction of the Improvements. Seller shall permit Buyer and Buyer Consultant to have access to the Construction Projects during the period of construction to examine all aspects of such construction, and Buyer agrees to cause Buyer's Consultant to examine the construction of each Construction Project at least once a calender month during the construction thereof (provided that at Seller's written request, Buyer agrees to cause Buyer's Consultant to examine certain aspects of a Construction Project (as specified by Seller) no more than one additional time during a calendar month). From time to time (but not more often than four times in any calendar month), Seller may ask Buyer to approve certain construction details, assemblies, or substitutes, as well as any cosmetic, aesthetic or other aspects of the construction of a Construction Project that are not expressly set forth in the Approved Plans and Specifications (or if applicable, the Approved Finish Schedule) for such Construction Project (such aspects, the “Construction Details”). Buyer shall have ten (10) days after such request to deliver written notice to Seller either approving or disapproving such Construction Details; a failure of Buyer to respond during such ten day period shall be deemed an approval by Buyer of such Construction Details. A disapproval by Buyer of any Construction Details shall be accompanied by an explanation of such disapproval. If Seller and Buyer fail to agree on whether any such Construction Details should be approved, such dispute shall be subject to resolution by arbitration under Section 12.20 below. Nothing in this Section 3.3(h) shall require Buyer to approve (or be deemed to have approved) any changes to any items clearly and expressly described in the Approved Plans and Specifications of a Construction Project.

(i)    Final Completion. Seller shall deliver written notice to Buyer promptly after Seller believes that Final Completion of a Construction Project has occurred, and such notification shall include all information required under the definition of “Final Completion” set forth in this Agreement. Buyer shall have ten (10) days after such notice to deliver a written notice to Seller approving or disapproving of such Final Completion; if Buyer fails to respond during such ten (10) day period, Buyer shall be deemed to have approved such Final Completion. If Buyer approves, or is deemed to have approved, Final Completion of a Construction Project, the parties shall proceed towards the Closing of the purchase and sale of such Construction Project in accordance with the terms of this Agreement. If Buyer disapproves of Final Completion of a Construction Project, Buyer shall also provide an explanation of such disapproval; provided that Buyer shall have no right to disapprove any aspect of the Construction Project previously approved by Buyer under Section 3.3(h) above. Disputes between Buyer and Seller regarding whether a Construction Defect exists or has been sufficiently replaced, corrected, repaired or otherwise cured that are not resolved after a ten (10) day period of negotiation between Seller and Buyer shall be resolved by arbitration pursuant to Section 12.20 below. If Buyer and Seller agree that a Construction Defect exists, or it is determined pursuant to the arbitration proceedings described in Section 12.20 that a Construction Defect exists, Seller shall promptly attempt to replace, correct, repair or otherwise cure such Construction Defect; provided that if Seller does not so replace, correct, repair or otherwise cure such Construction Defect within ninety (90) days after the latest date provided for in Section 2.4 for the closing of the applicable Construction Project, then the Closing for the sale and purchase of such Construction Project shall proceed in accordance with this Agreement, and Buyer shall be entitled to a credit against the Allocated Purchase Price for such Construction Project, in an amount determined by arbitration pursuant to Section 12.20 below. Notwithstanding the foregoing, Seller and Buyer shall each have the right to terminate this Agreement, with respect to such Property only, if such credit to the Allocated Purchase Price for such Property is in excess of 5% of the Allocated Purchase Price for such Property, in which case the Escrow Agent shall return to Buyer the Allocated Earnest Money for such Property and this Agreement shall remain in full force and effect with respect to any other Properties for which the Closing has not then occurred. If Seller elects to terminate this Agreement with respect to a Construction Property in accordance with the previous sentence, Buyer may elect, in writing delivered to Seller within ten (10) Business Days after Seller's election to terminate this Agreement with respect to such Property, to terminate this Agreement in its entirety and receive a refund of all of the Earnest Money then remaining on deposit with the Escrow Agent, reimbursement of Buyer's Transaction Costs and payment from Seller of the applicable Break-up Fee, if any, and neither party shall have any further rights or obligations hereunder other than such rights and obligations that expressly survive termination of this Agreement. Under no circumstances shall Buyer be required or be deemed to waive any of its rights under any warranties that are assigned to Buyer hereunder with respect to a Project.

(j)    Punch List Holdback. In the event that, as of the Closing of the sale and purchase of any Construction Project, there are any Punch List Items outstanding with respect to such Construction Project, then, at such Closing, the applicable Seller shall deposit a portion of the Applicable Purchase Price for such Construction Project in an amount equal to 110% of the amount required to complete such Punch List Items as reasonably estimated by Seller and reasonably approved by Buyer (such amount, the “Punch List Holdback”) in escrow with the Escrow Agent. Each Punch List Holdback shall be held and disbursed by Escrow Agent in accordance with the terms of the Punch List Holdback Agreement attached hereto as Exhibit N (the “Punch List Holdback Agreement”).

(k)    Blakeney Loan.

(i) The Seller of the Blakeney Property will provide Buyer with copies of all reports and correspondence submitted to or received from the lender under the Blakeney Loan Documents concurrently with delivery or as soon as practicable upon receipt. No amendment or waiver of any of the Blakeney Loan Documents will be entered into or requested or accepted by Seller without prior written notice to and consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) Buyer shall reasonably cooperate with the Seller of the Blakeney Property to comply with the provisions of the Blakeney Loan Documents permitting the sale of the Blakeney Property to Buyer subject to the Blakeney Loan. Such reasonable cooperation shall include, without limitation, (w) delivery of financial and other information required by the terms of the Blakeney Loan Documents or otherwise requested by TIAA, (x) creating a single purpose bankruptcy remote entity to take title to the Blakeney Property, which entity shall meet all of the requirements of the Blakeney Loan Documents, (y) assuming all of the Blakeney Loan Documents at the Closing for the Blakeney Property and (z) substituting Buyer as the guarantor/indemnitor under the Blakeney Loan Documents, all in accordance with the terms of the Blakeney Loan Documents.

(l)    Cable/Internet/Phone Service Contracts. From and after the date hereof, the applicable Sellers shall permit Buyer to negotiate (with Seller's participation if Seller so elects) any cable, internet and phone service contracts for the Varela Property, the 1160 Hammond Property and the Alpha Mill Phase 2 Property, and shall have the right to direct the applicable Seller to enter into any such contract approved by Buyer prior to the applicable Closing for such Property; provided that the Seller shall not incur any costs related to such contracts other than those costs for which Buyer shall reimburse Seller under Section 8.4 below. Any such contract entered into by the applicable Seller (each, an “Approved CIP Contract”) shall be deemed to be “Contracts” for all purposes of this Agreement, and Schedule 3.2(a) shall be deemed modified to include such Contracts. The applicable Sellers shall not enter into any cable, interest or phone service contracts for the Varela Property, the 1160 Hammond Property or the Alpha Mill Phase 2 Property without the Buyer's prior written consent; provided that notwithstanding the foregoing, if (i) the applicable Seller provides Buyer with written notice that it needs to promptly install phone lines in the applicable Property to comply with the construction schedule for such Property and (ii) Buyer has not approved a phone service contract for such Property within 14 days after Buyer's receipt of such notice, the applicable Seller shall be permitted to enter into a phone service contract for such Property without Buyer's consent, and such contract shall be deemed an Approved CIP Contract under this Agreement.

Section 3.4.    Survival. The representations, warranties and covenants of Seller as contained in this Agreement shall survive for nine (9) months after the applicable Closing Date. In the event Buyer becomes aware of any material breach and/or violation of any of Seller's representations, warranties or covenants prior to Closing and (a) Buyer fails to give

Seller notice thereof as required hereby or (b) following notice thereof, Seller fails or is unable to cure any such breach or violation to the reasonable satisfaction of Buyer, without modifying the underlying factual basis of such representation or warranty or eliminating any adverse effects of covenant non-compliance, then Buyer's sole remedies for any such breach or violation shall be to (a) seek specific performance to close on such Property, upon which any claim of Buyer for indemnity or reimbursement from Seller on account of such Seller's breach shall be waived, or (b) terminate this Agreement by delivering written notice of such termination to Seller on or before the Closing Date, whereupon the Earnest Money shall be returned to Buyer, Seller shall reimburse Buyer for Buyer's Transaction Costs promptly upon receipt of paid third party invoices, and thereafter neither party shall have any obligation hereunder, except for Seller's obligation to pay the Break-up Fee to Buyer, if applicable, and those obligations which survive Closing.
Section 3.5.    Representations and Warranties of the Buyer. The Buyer hereby represents, warrants and covenants to each Seller as of the date hereof and as of the Closing Date as follows:
(a)    Formation; Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio.
(b)    Power; Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Assets and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and by general principles of equity (whether applied in a proceeding at law or in equity).
(c)    No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.
(d)    No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Assets, will not (a) conflict with or result in any violation of its organizational documents, (b) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (c) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

(e)    Anti-Terrorism.
(i)    None of the Buyer or, to Buyer's knowledge, its Affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.
(ii)    None of the Buyer or, to Buyer's knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
(iii)    None of the Buyer or, to Buyer's knowledge, its Affiliates (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
(iv)    The Buyer understand and acknowledge that the Buyer may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the Seller, for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish the Buyer's identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the Buyer.
(v)    Neither the Buyer, nor any person controlling or controlled by the Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).
Section 3.6.    Rule 3-14 Audit. For a period of one (1) year following each Closing Date, each Seller agrees, at no cost to such Seller, to make available to Buyer and its auditor such of Seller's financial books and records, including without limitation, trial balances, general ledger, historical tenant leases, invoices, bank statements, images of cleared checks received from tenants and made payable by Seller to vendors and supporting documentation, as may be required to allow Buyer's auditor to perform one or more audits and reviews of annual and interim financial statements in order to comply with Buyer's Securities and Exchange Commission reporting requirements, including, without limitation, the requirements to comply with Rule 3-14 of Regulation S-X (17 CFR Part 210 et seq). Each Seller further agrees to complete an audit control questionnaire and execute and deliver to Buyer's auditor the customary management representation letter required in connection with such audits and reviews provided such representation letter is applicable (i) only to time periods when such Seller owned the Property, and (ii) is otherwise in form and substance reasonably satisfactory to Seller.

ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING
Section 4.1.    Conditions Precedent to Sellers' Obligations. With respect to each Property, the obligation of the applicable Seller to consummate the transfer of the Assets to the Buyer on each Closing Date is subject to the satisfaction (or waiver by the Seller) as of the Closing of the following conditions:
(a)    Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date;
(b)    The Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Buyer on or before the Closing;
(c)    The Sellers shall have received all of the documents required to be delivered by the Buyer under Article VI with respect to the applicable Property;
(d)    The Escrow Agent shall have received the applicable Allocated Purchase Price for such Property, in escrow, in accordance with Section 2.2, and all other amounts due to the Sellers hereunder with respect to such Property;
(e)    No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Assets or the consummation of any other transaction contemplated hereby; and
(f)    No action, suit or other proceeding shall be pending which shall have been brought by any person or entity (other than the parties hereto and their affiliates) (i) to restrain, prohibit or change in any material respect the purchase and sale of the Assets or the consummation of any other transaction contemplated hereby or (ii) seeking material damages with respect to such purchase and sale or any other transaction contemplated hereby.

The Seller shall be entitled to terminate this Agreement if any of the conditions set forth in this Section 4.1 are not satisfied by any Closing Date (as such Closing Date may be extended pursuant to this Agreement), in which case, except as otherwise provided in this paragraph the Escrow Agent shall return the Allocated Earnest Money of the unsold Properties to the Buyer, and upon such return, this Agreement shall be terminated and of no further force and effect (except for such provisions that expressly survive termination hereof); provided that if the failure of any such condition is the result of a default by the Buyer, the provisions of Article XI shall apply.
Section 4.2.    Conditions Precedent to the Buyer's Obligations. The obligation of the Buyer to purchase and pay for any Property (and the applicable Asset-Related Property) is subject to the satisfaction (or waiver by the Buyer) as of each Closing of the following conditions:
(a)    Each of the representations and warranties made by the applicable Seller in this Agreement with respect to the applicable Property shall be true and correct in all material respects when made and on and as of the applicable Closing Date as though such representations and warranties were made on and as such Closing Date;
(b)    Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing, in each case, in connection with the Property that is being transferred as of such Closing Date;
(c)    No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the applicable Assets or the consummation of any other transaction contemplated hereby;
(d)    No action, suit or other proceeding shall be pending which shall have been brought by any person or entity (other than the parties hereto and their affiliates) (i) to restrain, prohibit or change in any material respect the purchase and sale of the applicable Assets or the consummation of any other transaction contemplated hereby or (ii) seeking material damages with respect to such purchase and sale or any other transaction contemplated hereby;
(e)    Title to the Property that is being transferred at such Closing shall be delivered to the Buyer in the manner required under Section 6.3 and the Title Company is committed to issue the Title Policy to Buyer with respect to such Property subject only to payment of the premium therefor;
(f)    The Buyer shall have received all of the documents required to be delivered by the Seller under Article V with respect to the Property being transferred at such Closing;
(g)    In connection with the Blakeney Property, (i) there will exist no Event of Default, nor any actual, claimed or threatened event or circumstance which, with the passage of time, the giving of notice, or both, will constitute an Event of Default under the Blakeney Loan Documents and (ii) consent of the lender of the Blakeney Loan to an assumption by Buyer of the Blakeney Loan will have been obtained, which consent will not be conditioned upon any material changes to the terms of the Blakeney Loan;
(h)    In connection with any Construction Project, Final Completion of the applicable Construction Project has occurred and Buyer and Seller shall have agreed in writing to the dollar amount of the Punchlist Holdback, if applicable, as provided in Section 3.3(j); ; and
(i)    Each Closing will occur within the time constraints provided in Section 2.4.

Upon any Closing Date, the Buyer shall be entitled to terminate this Agreement if all of the conditions set forth in this Section 4.2 with respect to the applicable Property are not satisfied by the applicable Closing Date (as the Closing Date may be extended pursuant to this Agreement), the Escrow Agent shall return the Allocated Earnest Money to the Buyer for the unsold Properties, and upon such return, this Agreement shall be terminated and of no further force and effect (except for such provisions that expressly survive termination hereof); provided, however, that (a) if the failure of any such condition is the result of a default by Seller, the provisions of Article XI shall apply and (b) if the failure is a failure of the condition set forth in Section 4.2(e), then Seller shall reimburse Buyer for Buyer's Transaction Costs promptly upon presentation of paid third party invoices. For the avoidance of doubt, the parties acknowledge and agree that the conditions set forth in this Section 4.2 need not be satisfied for a Project until the applicable Closing Date for such Project, as set forth in Section 2.4 above. Notwithstanding the foregoing, if this Agreement is terminated prior to the closing of the purchase and sale of all of the Properties hereunder for any reason other than a default by the Buyer hereunder, then Seller shall pay Buyer an aggregate breakup fee equal to the sum of the Allocated Breakup Fees for each Property for which the Closing had actually occurred prior to such termination (the “Breakup Fee”); provided that no Breakup Fee shall be payable if the termination of this Agreement occurs after the Closing of the purchase and sale of both the Varela Property and the 1160 Hammond Property.

ARTICLE V
CLOSING DELIVERIES
Section 5.1.    Buyer Deliveries. The Buyer shall deliver the following documents at each Closing:
(i)    an assignment and assumption of landlord's interest in the Leases (an “Assignment of Leases”) for each Property being transferred duly executed in counterpart by the Buyer in substantially the form of Exhibit A hereto;
(ii)    an assignment and assumption of the Assumed Contracts (an “Assignment of Contracts”) for each Property being transferred duly executed in counterpart by the Buyer in substantially the form of Exhibit B hereto;

(iii)    an assignment and assumption of permits and warranties agreement with respect to each Property being transferred (an “Assignment of Permits and Warranties”) duly executed in counterpart by Buyer in substantially the form of Exhibit C attached hereto;
(iv)    a closing statement, prepared and approved by the Seller and the Buyer consistent with the terms of this Agreement (the “Closing Statement”), and duly executed in counterpart by the Buyer; and
(v)    a closing certificate in the form of Exhibit D;
(vi)    a duly executed and sworn Secretary's Certificate from the Buyer certifying that the Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;
(vii)    an executed and acknowledged Incumbency Certificate from the Buyer certifying the authority of the officers of the Buyer (or the general partner of the Buyer, where appropriate) to execute this Agreement and the other documents delivered by the Buyer to the Seller at the Closing;
(viii)    all transfer tax returns, to the extent required by law and the regulations issued pursuant thereto, in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the Seller and duly executed by the Buyer;
(ix)    such other assignments, instruments of transfer, and other documents as the Seller may reasonably require in order to complete the transactions contemplated hereunder;
(x)    for the Closing of the sale of the Blakeney Property only, an assignment and assumption of the Blakeney Loan Documents in the form required by the Blakeney Loan Documents (or otherwise required by the applicable lender of the Blakeney Loan); and
(xi)    for the Closing of each Construction Project, a Punchlist Holdback Agreement in substantially the form of Exhibit N, to the extent applicable.

Section 5.2.    Seller Deliveries. The Seller shall deliver the following documents or items at each Closing:
(i)    a special warranty deed (a “Deed”) for each Property being transferred in substantially the form of Exhibits E-1, E-2, or E-3 hereto, as applicable, duly executed by the Seller, which deed, upon proper recording by the

Buyer, shall be sufficient to transfer and convey to the Buyer whatever rights in the Property the Seller has acquired subject only to the Permitted Exceptions;
(ii)    the Assignment of Leases for each Property being transferred duly executed in counterpart by the Seller;
(iii)    a bill of sale (a “Bill of Sale”) for each Property being transferred duly executed by the Seller in substantially the form of Exhibit F hereto, relating to all fixtures, chattels, equipment and articles of personal property owned by the Seller which are currently located upon or attached to the Property or are to be transferred to Buyer pursuant to this Agreement;
(iv)    the Assignment of Contracts for each Property being transferred duly executed in counterpart by the Seller;
(v)    an assignment of all warranties, permits, licenses and other Asset Related Property for each Property being transferred in the form of Exhibit G attached hereto (an “Assignment of Asset-Related Property”);
(vi)    the Assignment of Warranties and Permits for each Property being transferred duly executed by the Seller;
(vii)    all keys and access control devices/system components to each Property being transferred which are in the Seller's or any Seller-Related Entities' possession or control;
(viii)    a title affidavit, substantially in the form attached as Exhibit H hereto (the “Title Affidavit”);
(ix)    the Closing Statement, duly executed by Seller;
(x)    a closing certificate in the form of Exhibit I;
(xi)    a duly executed and sworn Secretary's Certificate from Seller (or the general partners of Seller, where appropriate) certifying that Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;
(xii)    an executed and acknowledged Incumbency Certificate from Seller (or the managers or the general partners of Seller, where appropriate) certifying the authority of the officers of Seller (or the managers or the general partner of Seller, where appropriate) to execute this Agreement and the other documents delivered by Seller to the Buyer at the Closing;
(xiii)    all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared and duly executed by the Seller;
(xiv)    an affidavit that the Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit J hereto;
(xv)    such other assignments, instruments of transfer, and other documents as the Buyer may reasonably require in order to complete the transactions contemplated hereunder;
(xvi)    originals or copies of certificates of occupancy and any other permits, licenses and easements relating to the Property and originals or copies of all Property plans, in each case to the extent in Seller's possession or control;
(xvii)    evidence of the termination of the management agreement currently affecting the Properties then being transferred effective on or before Closing;
(xviii)    an executed letter addressed to the tenants, advising of the sale of the Property and directing that, after the Closing, all rent and other amounts due from tenant and all future correspondence relating to the applicable Tenant Lease should be sent to Buyer (provided, however, that such letter shall not be sent to the tenants until after the Closing) in the form attached hereto as Exhibit K;
(xix)    an updated Rent Roll of each Property, which shall include an aged accounts receivable list, together with a certificate signed by an authorized officer of Seller, dated as of the Closing Date, certifying that such Rent Roll is true, complete and accurate;
(xx)    Copies of all files and records in Seller's possession or control relating to the construction, operation and maintenance of each Property;
(xxi)    Originals of each of the Leases and Assumed Contracts (if any), to the extent in Seller's or any Seller-Related Entities' possession or control; and
(xxii)    for the Closing of the sale of the Blakeney Property only, an assignment and assumption of the Blakeney Loan Documents in the form required by the Blakeney Loan Documents (or otherwise required by the applicable lender of the Blakeney Loan);

(xxiii)    for the Closing of each Construction Project, a Punchlist Holdback Agreement in substantially the form of Exhibit N, if applicable; and

(xxiv)    for the Closing of each Construction Project, a GC Warranty executed by the applicable General Contractor substantially the form of Exhibit R.

(b)    In the event any Asset-Related Property is not assignable (such as a letter of credit that is not transferable), the Seller shall use commercially reasonable efforts to provide the Buyer, at no cost to the Seller, with the economic benefits of such property by enforcing such property (solely at the Buyer's direction) for the benefit and at the expense of the Buyer; such obligation to survive the Closing indefinitely.

ARTICLE VI
DUE DILIGENCE, TITLE AND PERMITTED EXCEPTIONS
Section 6.1.    Due Diligence Period.
(a)    Prior to Closing, Buyer and its agents and representatives shall have the right, upon twenty-four (24) hours prior written notice to Seller (which may be delivered by email to the addresses set forth in Section 12.7) and at Buyer's sole cost, risk and expense to perform a non-invasive inspection of each Property, which may include an Environmental Site Assessment and an engineer's inspection of the improvements. Any invasive inspection at the Properties shall require Seller's prior written consent. All inspections by Buyer of the Properties shall be during normal business hours and shall not unreasonably impede the normal day-to-day operation of the Properties and provided further that Seller shall be entitled to accompany the Buyer and its agents in connection with such inspection. Notwithstanding the foregoing, Buyer shall not have the right to interview any tenants at the Properties without the prior written consent of Seller. Buyer's rights under this Section shall be subject to the rights of tenants at the Properties. Seller shall use commercially reasonable efforts to allow Buyer to inspect all apartments at the Properties provided that any such inspection shall be subject to tenant's rights under the Leases. Buyer agrees to repair any damage to the Properties caused by such testing and inspection, to discharge any lien filed by any person employed or claiming to be employed by Buyer, and to indemnify and hold Seller harmless from and against any loss, expense, claim or liability caused by Buyer, or Buyer's representatives and employees in connection with Buyer's inspection pursuant to this Section 6.1 or any other entry by Buyer on the Properties. Anything contained herein to the contrary notwithstanding, the foregoing indemnity shall survive the Closing or the termination of this Agreement for any reason. Buyer represents and warrants that it carries not less than $5,000,000 general liability insurance with a contractual liability certificate which insures its indemnity obligations under this Agreement, which names Seller and NWR Management LLC, the property manager, as insured thereunder. Prior to Closing, Buyer and its agent and representatives may examine any and all records of Seller located at the Properties and Seller's offices, including without limitation any development, construction and repair records, Lease records, operating records, and tax assessment information. Without limiting the provisions of this Section 6.1, Buyer shall have the right, without Seller's consent, upon prior notice to Seller (which notice may be given by electronic mail to the addresses set forth in Section 12.7 or given verbally by telephone to the Property Manager at the telephone number set forth in Section 12.7) to contact Governmental Authorities regarding the Properties and matters related thereto. Buyer agrees to use reasonable efforts to permit a representative of Seller to be present on any contact made with any Governmental Authority, if Seller so desires, provided that Seller shall not cause any delay in Buyer's due diligence activities. Buyer's rights under this Section 6.1(a) shall continue in force and effect at all times from the date of this Agreement through the Second Final Closing or earlier termination of this Agreement irrespective of the expiration of the Due Diligence Period.
(b)    Without limiting the foregoing Section 6.1(a), promptly upon the execution of this Agreement by Seller, Seller shall provide Buyer with all of the documents/items, or copies thereof, listed on Exhibit L attached hereto and made a part hereof, to the extent in Seller's or any Seller-Related Entities' possession or control.
(c)    On or prior to the expiration of the Due Diligence Period, Buyer shall notify Seller of those Contracts which Seller is contractually entitled to terminate without cost that Buyer desires to have terminated.
(d)    Buyer shall have the period of time until 5:00 P.M. local time in New York, New York on September 17, 2013 (“Due Diligence Period”) within which to investigate and satisfy itself, in Buyer's sole discretion, as to legal, business, financial and factual matters relating to the Assets, including, without limitation, the documents and items delivered pursuant to Section 6.1(b) hereof. If Buyer determines, in Buyer's sole and absolute discretion, that the Assets are not acceptable to Buyer or that Buyer is not satisfied in all respects with the information or results of Buyer's investigations and analysis respecting the Assets, then Buyer shall have the right to terminate this Agreement by giving written notice thereof to Seller on or before the expiration of the Due Diligence Period, whereupon this Agreement shall be deemed terminated, and in such event, the Escrow Agent shall immediately return the Earnest Money together with all interest thereon to Buyer. If Buyer has not delivered written notice of its intention to terminate this Agreement prior to the end of the Due Diligence Period, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this clause 6.1(d).
Section 6.2.    Title and Survey Review.
(a)    Buyer shall have until the expiration of the Due Diligence Period to review each Commitment and Survey (including any update of each Survey obtained by Buyer) and to deliver to Seller written notice of any objections that Buyer may have to anything contained or set forth in, or disclosed by, each Commitment, Survey and any update to each Survey obtained by Buyer (any such objection, a “Title/Survey Objection”). If Buyer delivers written notice of any Title/Survey Objection on or before the expiration of the Due Diligence Period, then Seller shall, within ten (10) days after receipt of such notice from Buyer, deliver written notice to Buyer that: (i) Seller will cure or cause the Title Company to remove any such Title/Survey Objections; or (ii) Seller elects not to cause such items to be cured or removed. If Seller gives Buyer notice under clause (ii) of this Section 6.2(a), then Buyer shall have right to elect to either (x) proceed with this transaction and take title to the Properties subject to the Title/Survey Objections that Seller did not agree to cure, or (y) terminate this Agreement. Buyer shall make such election within five (5) business days from the date that Buyer receives Seller's notice that Seller will not cure one or more of the Title/Survey Objections. If Buyer elects to terminate this Agreement pursuant to this Section 4(b), then the Escrow Agent shall immediately deliver to Buyer the Earnest Money and all interest earned thereon, and thereafter neither party shall have any further rights or obligations hereunder, and each party shall bear its own costs incurred hereunder.

Section 6.3.    Permitted Exceptions
. The Properties shall be sold and are to be conveyed, and the Buyer agrees to purchase the Properties, subject only to the Permitted Exceptions.
Section 6.4.    Use of Purchase Price to Discharge Title Exceptions
. If, at a Closing, there are any title exceptions applicable to the Properties being transferred which are not Permitted Exceptions, then, as part of the escrow Closing process and disbursement of funds at Closing, the Seller may direct the Escrow Agent to use any portion of the Allocated Purchase Price to satisfy the same (and such use of the Allocated Purchase Price shall be deemed to be a payment to or for the benefit of Seller), provided that the Seller shall have delivered to the Escrow Agent or Buyer at the Closing instruments in recordable form sufficient to satisfy and remove such title exceptions of record, together with the cost of any applicable recording or filing fees or such other evidence the Title Company shall deem necessary for the Title Company to remove such exception from the Title Policy. The Buyer, if request is made within a reasonable time prior to the Closing, agrees to cause Escrow Agent to provide at the Closing separate certified or cashier's checks or wire transfers as requested to facilitate the satisfaction of any such title exceptions. The existence of any such liens or encumbrances shall not be deemed objections to title if the Seller shall comply with the foregoing requirements.
Section 6.5.    Inability to Convey. Nothing contained in this Agreement shall be deemed to require the Seller to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall the Buyer have any right of action against the Seller, at law or in equity, for the Seller's inability to convey title to the Properties subject only to the Permitted Exceptions, provided, however, that Seller shall be obligated to remove on or before each Closing (i) any mortgage created by Seller encumbering the Properties then being transferred (with the exception of the Blakeney Property, with respect to which the existing mortgage shall be assumed by Buyer); (ii) any Liens which can be removed by the payment of a liquidated sum of money, in the aggregate, of up to $250,000 with respect to each Property, (iii) any liens intentionally placed upon the Property then being transferred by Seller after the date hereof without Buyer's prior written consent; and (iv) any Title/Survey Objection with respect to the Property then being transferred that Seller has agreed to cure or caused to be removed pursuant to Section 6.2(a) hereof.
Section 6.6.    Cooperation. The Buyer and the Seller shall cooperate with the Title Company in connection with obtaining title insurance insuring title to the Property subject only to the Permitted Exceptions. In furtherance and not in limitation of the foregoing, at or prior to the Closing, the Buyer and the Seller shall deliver to the Title Company such affidavits, certificates and other instruments as are reasonably requested by the Title Company and customarily furnished in connection with the issuance of owner's policies of title insurance, including, without limitation, (i) evidence sufficient to establish (x) the legal existence of the Buyer and the Seller and (y) the authority of the respective signatories of the Seller and the Buyer to bind the Seller and the Buyer, as the case may be, and (ii) a certificate of good standing of Seller. In addition, the Seller shall deliver a Title Affidavit, as provided above.

ARTICLE VII
TRANSACTION COSTS; RISK OF LOSS
Section 7.1.    Transaction Costs. The Buyer and each Seller agree to comply with all real estate transfer tax laws applicable to the sale of the Assets. At Closing, the Seller shall pay all real property transfer taxes, deed stamps, conveyance taxes, recordation, documentary stamp taxes and other similar taxes or charges. At Closing, (i) the Seller shall pay all title insurance premiums for a basic owner's title policy and all title search fees, (ii) Buyer shall pay for the cost of all title endorsements obtained by Buyer (except for any endorsements needed to cure any Title/Survey Objection), and (iii) the parties shall split survey costs and the fees and costs of the Escrow Agent arising as a result of the Closing of the transactions contemplated herein. In addition to the foregoing and their respective apportionment obligations hereunder, (a) the Seller and the Buyer shall each be responsible for the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Assets, and (b) the Buyer shall be responsible for all costs and expenses associated with the Buyer's due diligence. Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys' fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section 7.1. The Seller shall pay the loan assumption fee specified in the loan documents governing the Blakeney Loan together with interest thereon accrued through the Closing Date and all other fees, expenses (inclusive of lender and servicer legal fees) and charges payable to or for the account of the lender and any servicers in connection with such loan assumption.
Section 7.2.    Risk of Loss. i. If, on or before the Closing Date, any of the Properties or any “material portion” thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding or subject to any condemnation or eminent domain proceeding, the Seller shall promptly notify the Buyer, and the Buyer may either at or prior to the Closing, in its sole discretion:
(A)    terminate this Agreement, solely with respect to the damaged Property, in which case (x) all references to such Property shall be removed from this Agreement, and Buyer shall be entitled to a return of the Allocated Earnest Money of such Property, and (y) this Agreement shall continue in full force and effect with respect to all of the other Properties; or
(B)    consummate the Closing, in which event the Seller will credit against the Purchase Price payable by the Buyer at the Closing an amount equal to the sum of (x) the net proceeds, if any, received by the Seller from such casualty or condemnation, inclusive of the proceeds of any rent loss or business interruption insurance for period following the Closing Date, and (y) the applicable deductible, if any, with respect to such casualty. If as of the applicable Closing Date, the Seller has not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Assets (without any deduction for such insurance or condemnation proceeds) and the Seller will at Closing assign to the Buyer all rights of the Seller, if any, to the insurance or condemnation proceeds and to all other rights or claims arising out of or in connection with such casualty or condemnation.
(b)    If, on or before any Closing Date, a portion of any Property being then transferred which is not a “material portion” is (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, then Seller shall promptly give notice to Buyer and, the Buyer and Seller shall proceed to Closing pursuant to Subparagraph 7.2(a)(B) above. Notwithstanding the foregoing, if on or before the Closing Date, (i) a portion of any Property which is not a “material portion” is damaged or destroyed by fire or other casualty, (ii) such damage or destruction is not insured and (iii) Buyer reasonably estimates that the cost to repair such uninsured damage or destruction will exceed the sum of $25,000, then Buyer shall have the right to terminate this Agreement solely with respect to the damaged Property by delivering written notice thereof to Seller within five (5) business days of Buyer's receipt of notice of such damage or destruction, in which event neither party shall have any further obligations hereunder solely with respect to such damaged Property and the Allocated Earnest Money applicable to such damaged Property shall be returned to Buyer.
(c)    For purposes of this Section 7.2, a “material portion” with respect to a Property shall mean any one or more of the following: (i) any portion which materially and adversely affects access to such Property; (ii) any portion which constitutes more than 10% of the parking spaces at such Property or such lesser number of parking spaces that, if they cannot be restored, will cause the Property to fail to comply with Applicable Law; or (iii) any portion where the cost to repair or restore will be equal to or in excess of 5% of the Allocated Purchase Price of such Property.
ARTICLE VIII
ADJUSTMENTS
The initial prorations and payments provided for in this Article VIII shall be made at each Closing on the basis of the Closing Statement as approved by Buyer and Seller. The Closing Statement shall be prepared by Seller and submitted to Buyer for its review and approval at least two (2) business days prior to such Closing. Buyer and Seller shall give their respective final approval of the Closing Statement on or before such Closing. The following shall be prorated between Seller and Buyer as of the applicable Closing Date (on the basis of the actual number of days elapsed over the applicable period) and shall be added to the Allocated Purchase Price (if in Seller's favor) or deducted from the Allocated Purchase Price (if in the Buyer's favor) at such Closing, with Buyer being deemed to be the owner of the Properties then being transferred starting at 12:00 A.M. on the applicable Closing Date and being entitled to receive all operating income of the Properties then being transferred, and being obligated to pay all operating expenses of the Properties then being transferred, with respect to the applicable Closing Date:
Section 8.1.    Taxes. All non-delinquent real estate and personal property taxes and assessments on the Properties for the current year based on the most current official real property tax information available from the county assessor's office where the Property is located or other assessing authorities. If real property tax and assessment figures for the taxes or assessments to be apportioned between the Buyer and the Seller pursuant to this Section 8.1 are not available, real property taxes shall be prorated based on the most recent assessment, subject to further and final adjustment when the tax rate and/or assessed valuation for such taxes and assessments for the Properties is fixed. Seller shall be responsible for the payment of any real estate and personal property taxes that are delinquent before Closing. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Properties resulting from the sale of the Properties contemplated by this Agreement, change in use of the Properties, or from any improvements made or leases entered into on or after the applicable Closing Date. If any general assessments on the Properties are payable in installments, then the installment allocable to the current period shall be prorated (with Buyer being allocated the obligation to pay any installments due after the Closing Date). Notwithstanding the foregoing, all such taxes shall be apportioned on a calendar year basis. Notwithstanding any provision hereof to the contrary, if, at the time of Closing, any special assessments are an encumbrance on, or are assessed against, the Properties (whether payable in a lump sum or installment payments), then Seller shall pay the full amount of such special assessments (or the remaining balance thereof, as the case may be) so that, upon Closing, such special assessments will no longer be an encumbrance on or assessed against the Properties after Closing, provided, however, that in no event shall any amounts payable as dues or fees under or to any property owner's association affecting the Properties be considered special assessments.
Section 8.2.    Rents and Security Deposits. All rents under the Leases and all rents or fees for storage units or parking spaces, including monthly pet rent (but expressly excluding any one-time nonrefundable pet fees) (collectively, “Rents”), security deposits (except as hereinafter provided), key deposits and other tenant deposits and charges. Seller shall deliver or provide a credit in an amount equal to all prepaid Rents for periods after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing in accordance with the terms of the applicable Lease) to Buyer on the Closing Date. Rents that are delinquent (or payable but unpaid) as of the Closing Date shall not be prorated on the Closing Date. Any Rents collected by the Buyer or the Seller after the Closing from any Tenant who owes Rents for periods prior to the Closing, shall be applied (i) first, in payment of Rents owed by such Tenant for the month in which the Closing occurs, (ii) second, in payment of current rentals at the time of receipt, (iii) third, to delinquent rentals, if any, which became due after the Closing, and (iv) then to delinquent rentals, if any, which became due and payable prior to the Closing; provided, however, that any year-end or similar reconciliation payment shall be allocated as hereinafter provided. The Buyer shall bill Tenants who owe Rents for periods prior to the Closing on a monthly basis following the Closing and use commercially reasonable efforts to attempt to collect such past due Rents, but shall not be obligated to engage a collection agency or take legal action to collect such amount. The Seller shall have the right, upon prior written notice to the Buyer, to pursue Tenants to collect such delinquencies but shall not be able to institute litigation to collect such amounts, without the prior written consent of the Buyer in Buyer's sole discretion, provided, the Buyer agrees to reasonably cooperate with the Seller in connection with such collection (at no cost or expense to the Buyer). Notwithstanding the foregoing, in no event shall Seller have the right to terminate or attempt to terminate any Lease or evict or attempt to evict any Tenant.

Section 8.3.    Water Rates, etc. Water rates, water meter charges, sewer rents and vault charges, if any (other than any such charges, rates or rents which are payable directly to the utility company or municipality by Tenants of the Property pursuant to such Tenants' Leases, for which no adjustment shall be made), shall be adjusted and prorated on the basis of the fiscal period for which assessed. If there is a water meter, or meters, on the Properties, the Seller agrees that they shall at the Closing furnish a reading of same to a date not more than 30 days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills. Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto.
Section 8.4.    Utilities. Gas, steam, electricity and other public utility charges (other than any such charges which are payable by Tenants of the Properties directly to the applicable utility company pursuant to such Tenants' Leases, for which no adjustment will be made) will be paid by the Seller to the utility company through the Closing Date. The Seller shall arrange for a final reading of all utility meters (covering gas, water, steam and electricity) as of the Closing, except meters the charges of which are payable by Tenants of the Properties directly to the applicable utility company pursuant to such Tenants' Leases. The Seller and the Buyer shall jointly execute a letter to each of such utility companies advising such utility companies of the termination of the Seller's responsibility for such charges for utilities furnished to the Properties as of the date of the Closing and commencement of the Buyer's responsibilities therefor from and after such date. If a bill is obtained from any such utility company as of the Closing, the Seller shall pay such bill on or before the Closing. If such bill shall not have been obtained on or before the Closing, the Seller shall, upon receipt of such bill, pay all such utility charges as evidenced by such bill or bills pertaining to the period prior to the Closing, and the Buyer shall pay all such utility charges pertaining to the period thereafter. Any bill which shall be rendered which shall cover a period both before and after the date of Closing shall be apportioned between the Buyer and the Seller as of the Closing. Monthly fees payable to any Seller hereunder with respect to any Property for cable, internet or phone services for such Property shall be prorated as of the applicable Closing; provided, however, that any up-front fees and any reimbursement of expenses paid or payable to such Seller or any predecessor in interest in connection with cable, internet or phone services for each of the Properties (except for the Varela Property, the Alpha Mill Phase 2 Property and the 1160 Hammond Property), shall not be prorated, and shall be the property of such Seller, and Buyer shall remit any such sums to Seller immediately upon receipt thereof. With respect to the Varela Property, the Alpha Mill Phase 2 Property and the 1160 Hammond Property, from and after the applicable Closing, the Buyer shall be entitled to receive and retain any up-front fees payable under any Approved CIP Contracts (and Seller shall promptly remit any such sums to Buyer if received by Seller after the Closing). If Seller receives any up-front fees payable under any Approved CIP Contracts prior to Closing, Buyer shall receive a credit against the Purchase Price for the applicable Property at Closing in an amount equal to such up-front fee. At the applicable Closing, Buyer shall reimburse the applicable Seller for any costs incurred by such Seller under any Approved CIP Contract beyond the costs of such Seller providing (i) conduit access from the street to the data communication closets of the applicable Property and (ii) phone and coaxial wiring in each unit of such Property back to the central media panel in such unit.

Section 8.5.    Contracts. Charges and payments under all Contracts.
Section 8.6.    Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines, laundry facilities, parking, or other income producing agreements.
Section 8.7.    Rent-Ready Credit. On each Closing Date, all apartments which were vacant as of five (5) business days, or more, prior to such Closing Date shall be prepared by Seller to a “Rent Ready Condition”. “Rent Ready Condition” shall mean that all such vacant apartments shall be suitable for occupancy by tenants, including, without limitation, new interior paint, floors fully covered with a combination of tile or linoleum and carpeting, in each case in accordance with Seller's customary practice. If any such apartment is not in a “Rent Ready Condition,” or if any appliance located therein is not in working order as of the Closing Date, Seller agrees, in either instance, that Seller shall have no obligation to put such units into rent-ready condition but instead will give Buyer at Closing a credit equal to Five Hundred and no/100 Dollars ($500.00) for each such unit.
Section 8.8.    Other. If applicable, the Allocated Purchase Price shall be adjusted at the Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing.
Section 8.9.    General. Any other items of operating income or operating expense that are customarily apportioned between the parties in real estate closings of comparable properties in the metropolitan area where the Property is located, as applicable; however, there will be no prorations for insurance premiums, payroll or other employee costs.
Section 8.10.    Construction Deposits. Buyer acknowledges and agrees that (i) Seller (or Affiliates thereof, including without limitation the General Contractor) has provided (or, in Seller's sole discretion may provide) certain security and other deposits, sureties, bonds and/or other similar items in connection with the completion of the Construction Projects (collectively, “Construction Deposits”), including without limitation those set forth on Schedule 8.10 attached hereto, and (ii) the Seller shall be entitled to the entirety of any refund or return of any such Construction Deposits, and for the avoidance of doubt, such amounts shall not be prorated.
Section 8.11.    Re-Adjustment. (a)    In the event any prorations or apportionments made under this Article VIII shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available.
(b)    Notwithstanding anything to the contrary set forth herein, all reprorations contemplated by this Agreement shall be completed within one (1) year after Closing (subject to extension solely as necessary due to the unavailability of final information but in no event to exceed eighteen (18) months after Closing).

(c)    The obligations of Seller and Buyer under this Article VIII shall survive each Closing for one year.
ARTICLE IX
INDEMNIFICATION
Section 9.1.    Indemnification by the Seller. Following each Closing and subject to Section 9.3, Section 9.5 and Section 3.4, for each Property, the applicable Seller shall indemnify and hold the Buyer, its affiliates, members, shareholders and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Buyer-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys' fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, causes of action damages and expenses, including without limitation reasonable attorney's fees and costs (“Losses”), arising out of, or in any way relating to, (i) any material breach of any representation or warranty of such Seller contained in this Agreement or in any Closing Document with respect to such Property, and (ii) any breach of any covenant of such Seller with respect to such Property contained in this Agreement which survives the Closing or in any Closing Document.
Section 9.2.    Indemnification by the Buyer. Following each Closing and subject to Section 3.4, Section 9.3 and Section 9.5, the Buyer shall indemnify and hold the Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to, (i) any material breach of any representation or warranty by the Buyer contained in this Agreement or in any Closing Document, and (ii) any breach of any covenant of the Buyer contained in this Agreement, which survives the Closing or in any Closing Document.
Section 9.3.    Survival. The representations, warranties and covenants contained in this Agreement and the Closing Documents, and the indemnities related thereto, shall survive for a period of nine months after the Closing, unless a longer or shorter survival period is expressly provided for in this Agreement.
Section 9.4.    Indemnification as Sole Remedy. If the Closing has occurred, in addition to any rights of the parties at law or in equity, the GC Warranty and the Guaranty, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement or any representation, warranty, covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under this Article IX.
Section 9.5.    Limitations on Indemnification.
(a)    Notwithstanding the provisions of Section 9.1 above, (i) in no event shall the liability of any Seller under Section 9.1 exceed the Cap Limitation for the applicable Property, in the aggregate, and (ii) in no event shall any Seller have any liability under Section 9.1 with respect to any Property until such liability exceeds the Basket Limitation for such

Property (in which case Seller shall be responsible for all such liability from dollar one (but subject to the Cap Limitation) and not just the portion that exceeds the Basket Limitation.
(b)    If, prior to the Closing of any Property, Buyer obtains knowledge of any inaccuracy or breach of any representation, warranty or pre-closing covenant of Seller contained in this Agreement (a “Buyer Waived Breach”) and nonetheless proceeds with the and consummates the Closing, then Buyer and any Buyer-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under Section 9.1 for, or any other claims or cause of action under this Agreement at law or in equity on account of, any such Buyer Waived Breach.
(c)    Notwithstanding the provisions of Section 9.2 above, (i) in no event shall the liability of Buyer under Section 9.2 exceed the Cap Limitation, in the aggregate, and (ii) in no event shall the Buyer have any liability under Section 9.2 until such liability exceeds the Basket Limitation (in which case Buyer shall be responsible for all such liability from dollar one (but subject to the Cap Limitation) and not just the portion that exceeds the Basket Limitation.
(d)    If, prior to any Closing, Seller obtains knowledge of any inaccuracy or breach of any representation, warranty or pre-closing covenant of Buyer contained in this Agreement (a “Seller Waived Breach”) and nonetheless proceeds with the and consummates the Closing, then Seller and any Seller-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under Section 9.1 for, or any other claims or cause of action under this Agreement at law or in equity on account of, any such Seller Waived Breach.

ARTICLE X
TAX CERTIORARI PROCEEDINGS
Section 10.1.    Prosecution and Settlement of Proceedings. If any tax reduction proceedings in respect of any Property, whether relating to any fiscal years in which, or ending prior to, the fiscal year in which the Closing occurs, are pending at the time of the Closing, the Buyer shall have the right to continue to prosecute and/or settle the same. The Seller shall reasonably cooperate with the Buyer in connection with the prosecution of any such tax reduction proceedings.
Section 10.2.    Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the date of any Closing shall belong to and be the property of the Seller, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of such Closing shall belong to and be the property of the Buyer; provided, however, that if any such refund creates an obligation to reimburse any Tenants under Leases for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Lease to such tenant) shall, at the Seller's election, either (a) be paid to the Buyer and the Buyer shall disburse the same to such Tenants or (b) be paid by the Seller directly to the Tenants entitled thereto. All attorneys' fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between the Seller and the Buyer in proportion to the gross amount of such refunds or savings payable to the Seller and the Buyer, respectively (without regard to any amounts reimbursable to Tenants); provided, however, that neither the Seller nor the Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.
Section 10.3.    Survival. The provisions of this Article X shall survive the Closing.
ARTICLE XI
DEFAULT
Section 11.1.    Buyer Default.
(a)    This Agreement may be terminated by the Seller on any Closing Date if the applicable Closing does not occur by reason of a material breach or default by the Buyer in the performance of its obligation to purchase the Assets under this Agreement (including, without limitation, Buyer's failure to comply with the requirements of Section 5.1).
(b)    In the event this Agreement is terminated pursuant to subsection 11.1(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except for those provisions hereof which by their terms expressly survive the termination of this Agreement.
(c)    In the event the Seller terminates this Agreement pursuant to Section 11.1(a), the Escrow Agent shall (i) to the extent the Earnest Money is held in the form of immediately available wired funds, immediately disburse the Earnest Money to the Seller or (ii) to the extent the Earnest Money is held in the form of a letter of credit, make a full drawing under such letter of credit and disburse the proceeds of such drawing to the Seller, and upon such disbursement the Seller and the Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination. The Buyer and the Seller hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by Seller as a result of a default by the Buyer, and agree that the Earnest Money is a reasonable approximation thereof. Accordingly, the Earnest Money shall constitute and be deemed to be the agreed and liquidated damages of the Sellers, and shall be paid by the Escrow Agent to the Seller as the Seller's sole and exclusive remedy hereunder.
Section 11.2.    Seller Default.
(a) This Agreement may be terminated by the Buyer prior to any Closing by reason of a material breach or default by Seller in the performance of its obligations under this Agreement (including, without limitation, such Seller's failure to comply with the requirements of Section 5.2). In lieu of terminating this Agreement pursuant to the preceding sentence, the Buyer may specifically enforce the terms and provisions of this Agreement as to any or all of the Properties not yet conveyed to Buyer. The foregoing remedies described in this Section 11.2 are the Buyer's sole and exclusive remedies in the event of a default by Seller under this Agreement, provided, however, in the event Buyer terminates this Agreement as the result of a default by

Seller, Seller shall, upon presentation to Seller of paid third party invoices, reimburse Buyer for Buyer's Transaction Costs.
(b)    Upon termination of this Agreement by the Buyer pursuant to subsection 11.2(a), as the Buyer's sole and exclusive remedy, the Escrow Agent shall immediately return the Allocated Earnest Money related to the unsold Properties to the Buyer, Seller shall pay to Buyer the Break-Up Fee pursuant to Section 4.2 above, and Seller shall reimburse Buyer for Buyer's Transaction Costs as set forth in Section 11.2(a) and upon such return and such payment the Seller and the Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination.
ARTICLE XII
MISCELLANEOUS
Section 12.1.    Brokers. (a) Seller represents and warrants to the Buyer that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby, except for HFF (“Seller's Broker”). Seller shall be solely responsible for payment of all commissions, fees or other compensation that may be due or payable to Seller's Broker in connection with the Properties. Seller agrees to indemnify, protect, defend and hold the Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees and disbursements) and charges resulting from such Seller's breach of the foregoing representation in this subsection 12.1(a) or any failure to pay Seller's Broker any compensation due in connection with the Properties. The provisions of this subsection 12.1(a) shall survive the Closing and any termination of this Agreement.
(b)    The Buyer represents and warrants to the Seller that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby, except for Seller's Broker, which was representing Seller. Buyer shall have no obligation or liability of any kind to Seller's Broker in connection with the purchase and sale of the Properties. The Buyer agrees to indemnify, protect, defend and hold the Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees and disbursements) and charges resulting from the Buyer's breach of the foregoing representation in this Section 12.1(b). The provisions of this subsection 12.1(b) shall survive the Closing and any termination of this Agreement.
Section 12.2.    Confidentiality; Press Release; IRS Reporting Requirements. (a) The Buyer and the Seller shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Assets, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which affiliates of the Buyer are parties), (ii) to their partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality and (iii) to comply with any law, rule or regulation, including without limitations, any securities laws or regulations or rules of the Securities and Exchange Commission or the New York Stock Exchange. Notwithstanding any provision of this Agreement, the parties hereto (and their employees, representatives and agents) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of transactions effected pursuant to this Agreement, provided, however, (y) the parties hereto (and their employees, representatives and agents) shall keep confidential any such information to the extent necessary to comply with any applicable federal or state securities law, and (z) the parties hereto agree that the tax treatment and tax structure do not include, and the parties hereto (and their employees, representatives and agents) shall keep confidential, the name of, and other identifying information regarding, any such party or transactions, including the specific economic terms of such transactions. The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. The provisions of this subsection 12.2(a) shall survive the Closing or the termination of this Agreement for a period of one year.
(b)    The Seller or the Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby, provided that the content and timing of any such press release shall be subject to the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), the Seller and the Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, the Seller and the Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person.
Section 12.3.    Escrow Provisions(a)    .
(a)     The Escrow Agent shall hold the Earnest Money, to the extent such Earnest Money is in the form of immediately available wired funds, in escrow is an interest bearing bank account at Wells Fargo Bank, N.A (the “Escrow Account”).

(b) The Escrow Agent shall hold the Earnest Money in escrow in the Escrow Account until the Final Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this subsection 12.3(b). The Seller and the Buyer understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Escrow Account. Upon each Closing Date, with the exception of the First Final Closing and the Second Final Closing, the Allocated Earnest Money held in cash by the Escrow Agent shall be paid by the Escrow Agent to, or at the direction of, the Seller, and the Allocated Earnest Money held in a letter of credit shall be returned to the Buyer. Upon the First Final Closing, no Earnest Money shall be released by Escrow Agent. Upon the Second Final Closing, the Second Final Closing Earnest Money held in cash by the Escrow Agent shall be paid by the Escrow Agent to, or at the direction of, the Seller, and the Second Final Closing Earnest Money held in a letter of credit shall be returned to the Buyer. If Buyer terminates this Agreement prior to the expiration of the Due Diligence Period, Escrow Agent will return the Earnest Money to Buyer promptly following its receipt of notice of termination from Buyer; provided that Escrow Agent shall promptly notify the Seller after such return of the Earnest Money. If, following the expiration of the Due Diligence Period, for any reason a Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within three (3) Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such three (3) Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Earnest Money with the clerk of the court of New York, New York. The Escrow Agent shall give written notice of such deposit to the Sellers and the Buyer. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.
(c)    The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. The Seller and the Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys' fees and disbursements, incurred in connection with the performance of the Escrow Agent's duties hereunder.
(d)    The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of the Seller and the Buyer.
Section 12.4.    Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns or designees, any legal or equitable rights hereunder.
Section 12.5.    Assignment. This Agreement may not be assigned by the Buyer without the prior written consent of the Seller. Notwithstanding the foregoing, (i) Buyer shall have the right (without Seller's consent) to assign this Agreement to a wholly-owned Affiliate of Buyer and (ii) the Buyer may designate one or more Affiliates to which the Assets will be assigned at Closing, provided that the Buyer will continue to remain primarily liable under this Agreement notwithstanding any such designation.
Section 12.6.    Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.
Section 12.7.    Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) telecopied, with telephone confirmation within one Business Day or (iv) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:
(a)    To the Seller:
c/o Northwood Investors LLC
575 Fifth Avenue
23rd Floor
New York, New York 10017
Attention: Mr. Ross Cowan
Facsimile: (212) 202-4283
with copies thereof to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Steven Stickler, Esq.
Facsimile: (212) 455-3065
and
Northwood Ravin
1057 E. Morehead St., Suite 300
Charlotte, NC. 28204
Attn: David Ravin
Email: DRavin@northwoodravin.com

(b)    To the Buyer:
Associated Estates Realty Corporation
1 AEC Parkway
Richmond Heights, Ohio 44143
Attention: General Counsel
Facsimile: (216) 797-8719

With copies to
Associated Estates Realty Corporation
1 AEC Parkway
Richmond Heights, Ohio 44143
Attention: John Hinkle
Facsimile: (216) 797-8739

To the Escrow Agent or Title Company:
Chicago Title Insurance Company
200 South Tyron Street, Suite 800
Charlotte, North Carolina 28202
Attention: Mr. Scott Mansfield, VP/Underwriting Counsel
Facsimile: (704) 945-0637
(c)    All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section and (ii) may be given either by a party or by such party's attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 5 days' prior notice thereof to the other parties.
Section 12.8.    Entire Agreement. This Agreement, along with the Exhibits and Schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.
Section 12.9.    Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of the Seller or the Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.
Section 12.10.    No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

Section 12.11.    Governing Law. With respect to any Property, this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State in which such Property is located to the fullest extent permitted by law.
Section 12.12.    Submission to Jurisdiction. To the maximum extent permitted by applicable law each of the Buyer and Seller irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York, (b) the United States District Court for the Southern District of New York, (c) the state courts of North Carolina and (d) the United States District Court for the Western District of North Carolina for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York, as applicable, with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. To the extent permitted by applicable law, each of the Buyer and Seller irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Supreme Court of the State of New York, (b) the United States District Court for the Southern District of New York, (c) the state courts of North Carolina and (d) the United States District Court for the Western District of North Carolina and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 12.13.    Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
Section 12.14.    Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.
Section 12.15.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall not become a binding and enforceable agreement until it has been executed and delivered (in counterpart or otherwise) by both Buyer and Seller. The parties may deliver their respective counterparts to each other by fax or by PDF attachment to an e-mail and such delivery shall be deemed effective and binding. If a party delivers its counterpart by fax or e-mail, such party shall thereafter promptly deliver an original counterpart signature page to the other party
Section 12.16.    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
Section 12.17.     Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement.
Section 12.18.    Time of the Essence. TIME IS OF THE ESSENCE WITH RESPECT TO THIS AGREEMENT AND ALL OF THE OBLIGATIONS REQUIRED HEREUNDER.
Section 12.19.    Like Kind Exchange. Either party may desire to close the transaction contemplated by this Agreement as part of a like kind exchange within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Exchange”). Each of Seller and Buyer (each an “Exchanging Party”) reserves the right to assign its rights, but not its obligations hereunder, to a qualified intermediary as provided in Treas. Reg. Section 1.1031(k)-1(g)(4) (the “Qualified Intermediary”), on or before each or any Closing. No such assignment shall release the Exchanging Party of any of its obligations under this Agreement. The other party (the “Cooperating Party”) hereby agrees to reasonably cooperate with, and take all reasonable steps requested by, the Exchanging Party on or before the Closing Date to facilitate such an exchange, provided that (a) the Cooperating Party shall not be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of Seller or Buyer under this Agreement, (c) the Cooperating Party shall not be required to incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), (d) no dates in this Agreement will be extended as a result thereof, (e) the consummation or accomplishment of an exchange shall not be a condition precedent or a condition subsequent to the Exchanging Party's obligations under this Agreement, (f) the Cooperating Party shall not be otherwise adversely affected hereunder and (g) the Cooperating Party shall not be, nor be deemed to be, responsible for such exchange's compliance with the Code.
Section 12.20    Arbitration of Disputes.
(a)    The parties hereto will not be deemed to have agreed to determine any dispute arising out of this Agreement by arbitration unless otherwise specifically provided herein in a provision that expressly references this Section 12.20.
(b)    Any dispute, controversy or claim arising out of or relating to any provision of this contract that provides for arbitration as a dispute resolution mechanism by expressly referencing this Section 12.20 shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The number of arbitrators shall be one. The arbitrator shall render its final determination as soon as possible within three months, subject to extension for extraordinary circumstances in the interests of justice and efficiency. The place of arbitration shall be Charlotte, North Carolina.

Unless disqualified by circumstances arising after the first arbitration hereunder between the parties, the arbitrator appointed in such first arbitration shall, if available, serve as arbitrator on subsequent arbitrations arising hereunder between the parties.
(c)    The arbitrator selected hereunder will (i) be a qualified and impartial person who will have had at least ten (10) years' experience in a calling connected to the matter in dispute, (ii) not be a partner, member joint venturer or shareholder with Seller or Buyer in any partnership, joint venture, trust or corporation, other than a partnership, trust, or corporation whose shares or equity interests are publicly traded on a national stock exchange; and (iii) not be owned or controlled by or performed services for Seller or Buyer.
(d)    The costs of the arbitration, including administrative costs and arbitrators' fees, shall be borne by the parties to the arbitration in equal shares. Each party shall bear its own attorneys fees and expenses.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLERS:

LOFTS AT WESTON SPE, LLC

By: NR Lofts at Weston LLC, its managing member
By: /s/ Ross M. Cowan
Ross M. Cowan, Managing Director

NR ST. MARY'S PROPERTY OWNER LLC NR BLAKENEY PROPERTY OWNER LLC NR ALPHA MILL PROPERTY OWNER LLC NR ALPHA MILL II PROPERTY OWNER LLC NR PERIMETER PROPERTY OWNER LLC NR VARELA PROPERTY OWNER LLC

By: /s/ Ross M. Cowan
Ross M. Cowan, Managing Director

BUYER:
ASSOCIATED ESTATES REALTY CORPORATION
By: /s/ Bradley A. Van Auken
Bradley A. Van Auken, Vice President